      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1995
                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SOFTKEY INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                    94-2562108
 (State or other Jurisdiction       (I.R.S. Employer
      of Incorporation or            Identification
          Organization)                   No.)

                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                 NEAL S. WINNEG
                       VICE PRESIDENT AND GENERAL COUNSEL
                           SOFTKEY INTERNATIONAL INC.
                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

          LOUIS A. GOODMAN                      MARK G. BORDEN
SKADDEN, ARPS, SLATE, MEAGHER & FLOM            HALE AND DORR
          ONE BEACON STREET                    60 STATE STREET
     BOSTON, MASSACHUSETTS 02108         BOSTON, MASSACHUSETTS 02109
           (617) 573-4800                       (617) 526-6000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / 33-

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / 33-

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------
                                             AMOUNT      PROPOSED MAXIMUM PROPOSED MAXIMUM
TITLE OF SECURITIES                           TO BE       OFFERING PRICE      AGGREGATE        AMOUNT OF
TO BE REGISTERED                          REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................. 2,787,651 shares      $23.69      $66,039,452.19     $22,772.23
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) Includes 363,607 shares which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the Registrant's Common Stock reported on the Nasdaq National Market on June 2, 1995.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 9, 1995

                                2,424,044 SHARES

                                    [LOGO]

                                  COMMON STOCK

     Of the 2,424,044 shares of Common Stock being offered hereby, 2,000,000 are being sold by SoftKey International Inc. (the "Company" or "SoftKey") and 424,044 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SKEY." On June 8, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market was $24.875 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================
                                                                                         Proceeds to
                                       Price to       Underwriting      Proceeds to        Selling
                                        Public         Discount(1)      Company(2)      Stockholders
- -------------------------------------------------------------------------------------------------------
Per Share..........................      $               $                $                $
Total(3)...........................      $               $                $                $
=======================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $650,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 363,607 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $          , the Underwriting Discount will
    total $          and the Proceeds to Company will total $          . See
    "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about June   , 1995.

                            ------------------------

MONTGOMERY SECURITIES

                          ADAMS, HARKNESS & HILL, INC.

                                                                 CS FIRST BOSTON

                                 June   , 1995

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto and any other registration statements for the same offering, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued under this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994, the Current Report on Form 8-K of the Company dated February 10, 1995, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 and the description of the Common Stock contained in the Company's registration statement filed pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description filed by the Company, all of which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to SoftKey International Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Secretary (telephone: (617) 494-1200).
                            ------------------------

     On January 27, 1994, the Company changed its fiscal year end to the 52 or 53 weeks ending nearest December 31. For clarity of presentation herein, all references to the "Year Ended December 31, 1994" relate to the period January 2, 1994 to December 31, 1994; all references to December 31, 1993 relate to balances as of January 1, 1994; and the period from July 4, 1993 to January 1, 1994 is referred to as the "Transition Period ended December 31, 1993" or the "Transition Period." The first quarter reporting period for 1995 ended on April 1, 1995 and the first quarter reporting period for 1994 ended on April 2, 1994. For clarity of presentation and comparison, the periods from January 1, 1995 to April 1, 1995 and from January 2, 1994 to April 2, 1994 are referred to as the "Three Months ended March 31, 1995" or the "First Quarter 1995" and "Three Months ended March 31, 1994" or the "First Quarter 1994," respectively.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND OTHER SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the documents, financial statements and notes thereto and other information incorporated by reference herein. Unless otherwise noted, all share information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     SoftKey is a leading developer and publisher of value-priced, high-quality, consumer software for personal computers ("PCs"), primarily produced on CD-ROM. The Company currently offers over 250 software titles in consumer-oriented categories, including lifestyle, edutainment, productivity, entertainment and education. The Company's products include titles such as: Calendar Creator, Sports Illustrated Swimsuit Calendar, Time Almanac, BodyWorks 4.0, The American Heritage Talking Dictionary, PC Paintbrush and Key 3D Design Center.

     The consumer software market has grown significantly over the past few years as a result of several major trends. These trends include the increasing installed base of PCs in the home, the improved multimedia capabilities of PCs and the increasing demand for a greater number of value-priced software applications in order to take full advantage of these multimedia capabilities. In addition, consumers are exposed to software purchase opportunities from a wide variety of sources and with increased frequency.

     SoftKey's strategy is to develop, license and acquire a broad range of quality software products with significant unit-volume potential at the lowest possible cost and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide, including retail channels, direct mail and original equipment manufacturers ("OEMs"). Other key elements of this strategy include focusing on high growth consumer software, broadly distributing to the consumer market at various price points, building strong relationships with retail channels, acquiring complementary products, technologies and businesses and enhancing brand awareness and loyalty.

     The Company has relationships with over 40 national retailers and direct distributors controlling over 15,000 individual storefronts, including the retailers and distributors responsible for most of the nation's software sales. Such retailers include CompUSA, Staples and Office Depot. SoftKey has a database of over 3 million end-users and has mailed over 17.5 million pieces of targeted direct mail in the past twelve months. SoftKey's OEM strategy is to assist OEMs to differentiate their product lines at retail and to introduce the SoftKey brand to new hardware buyers. The Company's OEMs include IBM, Apple, Compaq, Hewlett Packard and Dell.

     SoftKey develops and publishes products through internal development and licensing agreements with outside developers. The Company's internal product development efforts are designed to result in efficient and timely product introductions by focusing on "core code" development. Where possible, the Company specifies, develops and manages (or purchases) one base of source code from which many products are created. The Company supplements its development efforts through product acquisitions and royalty-bearing licenses.

                                  THE OFFERING

Common Stock offered by the Company...................  2,000,000 shares
Common Stock offered by the Selling Stockholders......  424,044 shares
Common Stock to be outstanding after the Offering.....  21,828,626 shares(1)
Use of Proceeds.......................................  For acquisitions and strategic alliances, to reduce existing indebtedness and for working capital and
                                                        other corporate purposes
Nasdaq National Market Symbol.........................  SKEY

- ---------------

(1) Based upon shares of Common Stock outstanding as of June 2, 1995. Excludes 4,193,955 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options and warrants and 2,183,439 additional shares reserved for issuance upon exchange of the Exchangeable Shares (as hereinafter defined). The Exchangeable Shares may be exchanged for Common Stock on a one-for-one basis. See "Description of Capital Stock -- Special Voting Share."




                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              THREE MONTHS ENDED
                                                                                TRANSITION
                                                      YEAR ENDED JUNE 30,      PERIOD ENDED    YEAR ENDED          MARCH 31,
                                                     ----------------------    DECEMBER 31,   DECEMBER 31,    -------------------
                                                       1992          1993          1993           1994         1994        1995
                                                     --------      --------    ------------   ------------    -------     -------
OPERATING INFORMATION:
Revenues...........................................  $119,518      $109,704      $ 41,645       $121,287      $35,304     $41,004
Operating income (loss)............................      (599)      (56,981)      (69,057)        25,741        8,480      12,134
Net income (loss)..................................    (4,983)      (57,250)      (73,258)        21,145        6,291      10,019
Fully diluted net income (loss) per share..........  $  (0.47)     $  (4.36)     $  (5.01)      $   1.04      $  0.33     $  0.45
Shares used in computing fully diluted net income
  (loss) per share.................................    10,502        13,129        14,618         21,115       19,986      22,376

                                                                                                              MARCH 31, 1995
                                                                                                          ----------------------
                                                                                                                         AS
                                                                                                           ACTUAL    ADJUSTED(1)
                                                                                                          --------   -----------
BALANCE SHEET INFORMATION:
Working capital.........................................................................................  $ 32,757    $  72,818
Total assets............................................................................................   100,536      139,597
Total long-term obligations, less current portion(2)....................................................    19,362       11,662
Total stockholders' equity..............................................................................    57,245      105,006

- ---------------

(1) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company, at an assumed public offering price of $24.875 per share, after deducting the estimated underwriting discount and estimated offering expenses, the proceeds from the exercise of 110,080 options by a Selling Stockholder, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(2) Includes deferred income taxes of $4,323,000.

                            ------------------------

     The Company was created through a combination of three corporations. On February 4, 1994, the Company (which was then known as WordStar International Incorporated ("WordStar")) completed a three-way business combination transaction (the "Three-Party Combination") with SoftKey Software Products Inc., an Ontario corporation ("Former SoftKey"), and Spinnaker Software Corporation, a Minnesota corporation ("Spinnaker"). Effective February 4, 1994, the Company changed its name to SoftKey International Inc.

     The Company is incorporated in Delaware. Its principal executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 494-1200. "SoftKey" and all of the Company's logos and product names are trademarks of the Company.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus and in the documents incorporated by reference herein.

INTENSE COMPETITIVE ENVIRONMENT

     The PC consumer software industry is intensely competitive and is characterized by rapid changes in technology and customer requirements. The changing nature of the consumer software industry and rapidly changing demand for products make it difficult to predict the future success of the Company in the business of producing packaged software products for the retail market. The Company competes for retail shelf space and general consumer awareness with a number of companies that market software products. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis.

     Many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the PC software market. Such companies could rapidly become significant additional competitors of the Company. To the extent that competitors achieve either a performance, price or distribution advantage, the Company could be adversely affected.

     Microsoft Corporation is the dominant supplier of computer operating systems and frequently coordinates its operating system marketing efforts with those for its applications software. Competition in Microsoft's Windows application segment from major software publishers is intensifying, and the "competitive upgrade" price discounting among the major firms is eroding the traditional pricing structures that had previously existed in the software industry. Competitive pressures have resulted in price reductions throughout the industry with the result that industry wide operating margins may be adversely affected.

     There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

     The Company competes with other companies for access to retail shelf space and inclusion in OEM sales programs. Competition in this aspect of the industry is intense, and the type and number of channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains.

     The traditional channels of distribution in the software industry have experienced increasing concentration during the past several years, in particular with respect to PC chain stores and software distributors. With the increasing concentration in the traditional channels of distribution, the Company's customers have increased strength in negotiating favorable terms of sale, including price discounts and product return policies. There can be no assurance that the Company will be able to continue to have access to sufficient retail marketing distribution channels or obtain adequate distribution for all of its products in the future. Accordingly, such concentration may have an adverse effect in the future on the profitability of the Company's operations.

     Regardless of the retail strategy chosen by the Company, the retail channels of distribution available for products will be subject to rapid changes as retailers and distributors enter and exit the software market segments or alter their product inventory preferences. In addition, other types of retail outlets and methods of product distribution may become important in the future. These new methods may also include delivery of software using on-line services or the Internet. It is critical to the success of the Company that as these changes occur it maintain access to those channels of distribution offering software in its market segments.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

     Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. One factor contributing to the short life span of PC software has been rapid technological change. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish. It is expected that this trend will continue and may become more pronounced in the future.

     The Company has in the past focused primarily on the productivity, lifestyle and edutainment product categories. These product categories have a lower development cost and are not considered as "hit" driven as the high-end, 16-bit and 32-bit entertainment and games software category (including the Sega, Nintendo and 3DO platforms) and the high-end, PC-based CD-ROM game category. Additionally, the high-end entertainment and games category requires higher development and marketing costs and a higher cost of goods sold than the Company's traditional software business, is dominated by a number of very large competitors and is subject to rapid change in consumer preference. Should the Company substantially increase its presence in the high-end entertainment and games industry segment, it will experience these additional risks and competitive pressures.

     The Company's rights to license many of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

     Recently, several major publishers of PC software have significantly reduced the prices of their products with the goal of gaining greater market share, to the extent that at least one company (which is not a competitor of SoftKey) distributed its product at no cost (except what it represented as shipping and handling charges) in order to gain market share upon its entrance into a new market. The retail prices of many of the Company's products and those of its predecessors have declined, and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

RISK OF INTERNATIONAL OPERATIONS

     The Company derived approximately 11% of its revenues in the Year Ended December 31, 1994 from sales occurring outside North America. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while U.S.

copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrinkwrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

DEPENDENCE ON MAJOR SUPPLIER

     All duplication, assembly and fulfillment, with certain exceptions (including CD-ROMs and products reproduced by OEMs), for all of the Company's U.S. products are provided by one supplier, R.R. Donnelley & Sons Company ("Donnelley") at facilities in Crawfordsville, Indiana. Any interruption in Donnelley's manufacturing, assembly and fulfillment services could have a material adverse impact on the Company's business. The Company's agreement with Donnelley expires in April 1997, and there can be no assurance that such agreement will be renewed or that the terms of any renewal will be the same as those currently in effect. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with Donnelley would not result in a short-term business interruption for the Company.

MANAGEMENT OF GROWTH

     The Company is currently experiencing a period of rapid growth that could place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected.

DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

     The success of the Company is dependent upon the continuing use of PCs in the consumer market. A general decrease in unit sales of PCs could adversely affect the Company's future results of operations.

HISTORY OF OPERATING LOSSES

     A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $4,983,000 for the year ended June 30, 1992, $57,250,000 for the year ended June 30, 1993 and $73,258,000 for the Transition Period ended December 31, 1993. The Company had net income of $21,145,000 for the Year Ended December 31, 1994 and $10,019,000 for the Three Months ended March 31, 1995. There can be no assurance that the Company will continue to be profitable in the future.

LIQUIDITY AND CAPITAL RESOURCES

     The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment capital.

VOLATILITY OF STOCK PRICE AND DEPTH OF TRADING MARKET

     The Common Stock trades on the Nasdaq National Market. The market price of the Common Stock, like the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of personal computer software companies in particular have experienced significant price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. Factors such as quarterly fluctuations in results of operations, the announcement of technological innovations, the introduction of new products by the Company or its competitors and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Common Stock.

LEGAL PROCEEDINGS

     The Company is a party to various actions and proceedings incident to its normal business operations. The Company believes that the outcome of such litigation will not have a material adverse effect on its business, financial condition or results of operations.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by it hereby are estimated to be $46,612,500 ($55,204,988 if the Underwriters' over-allotment option is exercised in full) based on an assumed public offering price of $24.875 per share after deduction of the estimated underwriting discount and related offering expenses. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

     The Company intends to use a significant portion of the net proceeds of the offering for acquisitions and strategic alliances. There are currently no understandings, agreements or commitments with respect to any such transactions. SoftKey and its management have an established history of acquisitions and strategic alliances, and the Company actively explores strategic opportunities for the acquisition of product, technology and distribution; however, there can be no assurance that the Company will be able to identify or consummate any acquisitions or enter into any strategic alliances in the foreseeable future.

     The Company intends to use approximately $8,700,000 of the net proceeds of the offering to reduce outstanding indebtedness. Of this amount, the Company anticipates using approximately $7,700,000 to reduce outstanding indebtedness under the revolving line of credit of SoftKey Inc., a wholly owned subsidiary of the Company. Amounts outstanding under this facility are due on July 1, 1997 and bear interest at the prime rate (9.0% at March 31, 1995), payable monthly. In addition, the Company intends to use approximately $1,000,000 of the net proceeds of the offering to prepay indebtedness due on February 4, 1996 under an outstanding term note. Interest under the term note accrues at the Adjusted Applicable Federal Rate (5.7% at March 31, 1995).

     The Company intends to use the balance of the net proceeds of the offering to fund working capital requirements and for other corporate purposes. Pending such uses, the net proceeds of the offering will be placed in short-term investments, including interest-bearing bank accounts or invested in United States government securities or other interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock trades on the Nasdaq National Market under the symbol
SKEY. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                           HIGH     LOW
                                                                           ----     ----
    1994
    First Quarter (from February 4, 1994)................................  $14      $ 9 3/4
    Second Quarter.......................................................   14 5/8    9 3/4
    Third Quarter........................................................   15 1/8   11 1/2
    Fourth Quarter.......................................................   27 1/4   14 5/8

    1995
    First Quarter........................................................   29 1/8   22
    Second Quarter (through June 8, 1995)................................   28 1/4   21

     On June 8, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market was $24.875 per share. As of March 20, 1995, there were approximately 1,380 holders of record of the shares of outstanding Common Stock.

                                DIVIDEND POLICY

     The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March
31, 1995 and as adjusted to reflect (i) the sale of 2,000,000 shares of Common
Stock by the Company at an assumed public offering price of $24.875 per share, after deducting the estimated underwriting discount and estimated offering expenses, and the application of the proceeds therefrom, and (ii) the exercise of options and the exchange of Exchangeable Shares by certain Selling
Stockholders in connection therewith. This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes thereto, appearing elsewhere in this Prospectus.


                                                                            MARCH 31, 1995
                                                                       -------------------------
                                                                        ACTUAL       AS ADJUSTED
                                                                       ---------     -----------
                                                                             (IN THOUSANDS)
Current portion of long-term debt....................................  $   2,920      $    1,920
                                                                       =========       =========
Long-term debt, less current portion.................................  $   8,838(1)   $    1,138
                                                                       ---------      ----------

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value --
  Authorized -- 24,500,000 shares(2)
  Issued and outstanding -- 19,281,551 shares; 21,493,064 shares, as
  adjusted...........................................................  $     193      $      215
Special voting stock, (represents Exchangeable Shares that are exchangeable into 2,361,422 shares of Common Stock; 2,259,989 shares, as adjusted) --
  Authorized and Issued -- 1 share(2)................................         --              --
Additional paid-in capital...........................................    199,103         246,650
Accumulated deficit..................................................   (132,773)       (132,773)
Cumulative translation adjustment....................................     (9,278)         (9,278)
                                                                       ---------     -----------
  Total stockholders' equity.........................................     57,245         104,814
                                                                       ---------     -----------
     Total capitalization............................................  $  66,083      $  105,952
                                                                       =========       =========

 ---------------
(1) Includes capital lease obligations totaling $1,138,000 and a revolving line of credit of $7,700,000. Excludes accrued minimum royalties of $2,260,000, deferred income taxes of $4,323,000 and other long-term obligations of $3,941,000.

(2) As of June 2, 1995, the Company's authorized Common Stock totalled 60,000,000 shares. As of June 2, 1995, the Company had reserved 4,193,955 shares of Common Stock for issuance pursuant to the exercise of outstanding options and warrants and 2,183,439 additional shares for issuance upon exchange of the Exchangeable Shares outstanding at such date. See "Description of Capital Stock -- Special Voting Share."



                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the two years in the period ended June 30, 1993, the Transition Period Ended December 31, 1993 and the Year Ended December 31, 1994 and as of June 30, 1992 and 1993, December
31, 1993 and 1994 are derived from the Company's consolidated financial statements appearing elsewhere herein, which have been audited. See "Experts."
The selected consolidated financial data presented below for the Three Months ended March 31, 1994 and 1995 and as of March 31, 1995, is unaudited, but has been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of the Company's management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Financial information for the interim periods presented is not necessarily indicative of financial information to be anticipated for the full fiscal year. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto, included elsewhere in this Prospectus.

                                                                 TRANSITION
                                                                PERIOD ENDED   YEAR ENDED   THREE MONTHS ENDED
                                          YEAR ENDED JUNE 30,   DECEMBER 31,  DECEMBER 31,      MARCH 31,
                                          --------------------  ------------  ------------  ------------------
                                            1992        1993        1993          1994       1994       1995
                                          --------    --------  ----------    ----------  -------    -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING INFORMATION:
Revenues................................  $119,518    $109,704    $ 41,645      $121,287    $35,304    $41,004
Cost of revenues........................    48,038      49,993      27,748        39,085     12,410     12,461
                                          --------    --------    ----------    ----------  --------   -------
Gross margin............................    71,480      59,711      13,897        82,202     22,894     28,543
                                          --------    --------    ----------    ----------  --------   -------
Sales, marketing and support............    38,746      38,014      19,322        27,274      6,499      8,714
General and administrative..............    22,060      24,278      15,598        22,444      5,963      5,391
Research and development................     5,685       8,198       2,563         6,696      1,952      2,304
Purchased research and development......        --      19,051          --            --         --         --
Merger and reorganization costs.........     1,390      20,962      38,944         1,079         --         --
Provision for (gain) product lines sold
  or discontinued.......................     4,198       2,989         710          (778)        --         --
Provisions (reversals) for litigation...        --       3,200       5,817          (254)        --         --
                                          --------    --------    ----------    ----------  --------   -------
    Total operating expenses............    72,079     116,692      82,954        56,461     14,414     16,409
                                          --------    --------    ----------    ----------  --------   -------
Operating income (loss).................      (599)    (56,981)    (69,057)       25,741      8,480     12,134
Other income (expense)..................    (1,496)       (166)       (744)         (535)      (255)      (347)
                                          --------    --------    ----------    ----------  --------   -------
Income (loss) before taxes..............    (2,095)    (57,147)    (69,801)       25,206      8,225     11,787
Provision for income taxes..............     2,888         103       3,457         4,061      1,934      1,768
                                          --------    --------    ----------    ----------  --------   -------
Net income (loss).......................  $ (4,983)   $(57,250)   $(73,258)     $ 21,145    $ 6,291    $10,019
                                          =========   =========   ===========   ==========  ========  ========
Fully diluted net income (loss) per
  share.................................  $  (0.47)   $  (4.36)   $  (5.01)     $   1.04    $  0.33    $  0.45
                                          =========   =========   ===========   ==========  ========  ========
Shares used in computing fully diluted
  net income (loss) per share...........    10,502      13,129      14,618        21,115     19,986     22,376

                                               JUNE 30,                    DECEMBER 31,            MARCH 31,
                                        -----------------------       ----------------------       ---------
                                          1992           1993           1993          1994           1995
                                        --------       --------       --------       -------       ---------
                                                                   (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Working capital.......................  $ 42,222       $ 23,052       $(17,602)      $15,521       $ 32,757
Total assets..........................   132,862        128,474         79,334        90,815        100,536
Total long-term obligations, less
  current portion(1)..................    23,449         30,248         24,687        21,859         19,362
Total stockholders' equity
  (deficit)...........................    87,049         61,933         (8,632)       37,485         57,245

- ---------------

(1) Includes deferred income taxes.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto, included elsewhere in this report. All dollar amounts presented in this Management's Discussion and Analysis of Financial Condition and Results of Operations are presented in thousands, except share and per share amounts.

FIRST QUARTER 1995 AS COMPARED TO FIRST QUARTER 1994

INTRODUCTION

     SoftKey International Inc. (the "Company") is a developer and a publisher of consumer software for use with personal computers. The Company develops, licenses, manufactures, distributes and markets a wide range of productivity, lifestyle, education/entertainment and organizational software for individual, home and small business users. SoftKey develops and publishes titles on both magnetic disk and CD-ROM. In addition, the Company develops, markets and distributes income tax software and provides comprehensive nationwide tax processing for personal, corporate and trust tax returns in Canada.

     The Company was created through a recent combination of three corporations. On February 4, 1994 the Company (which was then known as WordStar International Incorporated), completed a three-way business combination transaction (the "Three-Party Combination") with SoftKey Software Products Inc. and Spinnaker Software Corporation. The Three-Party Combination was accounted for as a pooling-of-interests. Effective February 4, 1994, the Company changed its name to SoftKey International Inc.

RESULTS OF OPERATIONS

     Net Income. The Company generated net income of $10,019 ( $0.45 per fully diluted share) on revenues of $41,004 in First Quarter 1995 as compared to net income of $6,291 ($0.33 per fully diluted share) on revenues of $35,304 in First Quarter 1994. The increase is a result of several factors, including increases in revenues and gross margins, reductions in operating expenses as a percentage of revenue and the introduction of new product offerings.



  Revenues

     Revenues by channel for the Company for the First Quarter are as follows:

                                                               THREE MONTHS ENDED MARCH 31
                                                             -------------------------------
                                                              1995      %       1994      %
                                                             -------   ---     -------   ---
    Retail.................................................  $15,257    37%    $ 8,856    25%
    OEM....................................................    2,964     7       3,396    10
    Catalog................................................       --    --       2,891     8
    Direct Mail............................................    6,768    17       3,652    10
    International..........................................    4,069    10       2,952     8
    Tax Software and Services..............................   11,946    29      11,736    33
    Lansa Software.........................................       --    --       1,821     6%
                                                             -------   ---     -------   ---
                                                             $41,004   100%    $35,304   100%
                                                             =======   ===     =======   ===

     Total Revenues increased 16% in First Quarter 1995 over First Quarter 1994. The growth in the retail channel resulted from new product offerings in First Quarter 1995 and from a larger number of retail distribution outlets carrying the Company's products. International sales continued to increase primarily as a result of the availability of newly translated foreign language versions of English language products and the continued shift to Windows-based applications on CD-ROM. Tax software sales and services experienced increased revenue growth in Canadian dollar terms due to growth in the Canadian computerized tax preparation market as a whole. However, this volume increase was offset by the impact of the lower foreign exchange rate of the Canadian dollar. Original Equipment Manufacturer ("OEM") revenues declined slightly due to pricing pressures compared to First Quarter 1994. Direct mail revenues increased due to an increase in the frequency of product mailings and growth in the number of registered product end users. Revenues for First Quarter 1994 include $2,891 of revenues from the Company's Power Up catalog operation, which was closed in 1994 and $1,821 of revenues from the Company's subsidiary, Lansa USA, Inc. ("Lansa"), which was sold by the Company on September 30, 1994.

     Cost of Revenues. Cost of revenues includes the cost of manuals, packaging, diskettes, duplication, assembly and fulfillment charges. In addition, cost of revenues includes royalties paid to third-party developers, inventory obsolescence reserves and amortization of capitalized software development costs. Gross margins for First Quarter 1995 increased to 70% as compared to 65% for First Quarter 1994. The improvement in the First Quarter 1995 is due primarily to the higher percentage of CD-ROM based sales and direct mail sales. Cost of revenues were also lower on a percentage basis in First Quarter 1995 over First Quarter 1994 due to the closing of the Power Up catalog operation and the sale of the Lansa operation, each of which generated lower gross margins than the Company's current operations.



     Operating Expenses. The Company's operating expenses and the respective percentages of revenues for First Quarter 1995 as compared to First Quarter 1994 are as follows:

                                                          THREE MONTHS ENDED MARCH 31,
                                                  ---------------------------------------------
                                                                % OF                     % OF
                                                   1995       REVENUES      1994       REVENUES
                                                  -------     --------     -------     --------
    Sales, marketing and support................  $ 8,714        21%       $ 6,499        18%
    General and administrative..................    5,391        13          5,963        17
    Research and development....................    2,304         6          1,952         6
                                                  -------        --        -------        --
                                                  $16,409        40%       $14,414        41%
                                                  =======        ==        =======        ==

     Total operating expenses decreased as a percentage of revenues to 40% in First Quarter 1995 compared with 41% in First Quarter 1994. This decrease is primarily the result of reductions in redundant and obsolete operating infrastructure since the Three-Party Combination, closures of the Power Up catalog operations and the sale of Lansa.

     Sales, marketing and support expenses increased to 21% of revenues in First Quarter 1995 compared to 18% of revenues in First Quarter 1994. The increase in these expenses as a percentage of revenues is attributed primarily to the costs associated with increased direct mail revenues and expansion of retail channel sales.

     General and administrative expenses decreased to 13% of revenues in First Quarter 1995 compared to 17% of revenues in First Quarter 1994. This decrease is principally attributable to a reduction in the number of employees as a result of closure of the Power Up catalog operation and facilities in Barbados and Marina del Rey, California and the sale of Lansa.

LIQUIDITY AND CAPITAL RESOURCES

     In connection with the Three-Party Combination, the Company has completed a restructuring program, which included reductions in operating costs, that has improved the Company's liquidity position. The Company's working capital increased from $15,521 at December 31, 1994 to $32,757 at March 31, 1995.

     During First Quarter 1995, the Company has continued to further its manufacturing relationship with R.R. Donnelley & Sons ("Donnelley"), the supplier of a majority of the Company's manufacturing and fulfillment services, such that Donnelley now provides turn-key manufacturing and fulfillment services to the Company. The Company anticipates that as the number of product offerings increases the Company's ability to supply sufficient product to its customers on a timely basis will become increasingly important to its business. The Company expects that its future inventory levels will continue to expand as the number of product offerings expands and new channels of distribution are established.

     Cash and cash equivalents increased from $12,205 at December 31, 1994 to $18,623 at March 31, 1995. This increase is attributed primarily to cash generated from operations and cash received from the exercise of employee stock options.

     On September 30, 1994, SoftKey Inc., a wholly owned subsidiary of the Company, obtained a revolving line of credit, as amended (the "Line"), to provide for a maximum availability of $20,000, subject to eligible accounts receivable limits. Borrowings under the Line become due on July 1, 1997 and bear interest at the prime rate. The Line is subject to certain financial covenants, is secured by a general security interest in the assets of SoftKey Inc. and certain other subsidiaries of the Company and is guaranteed by the Company. As of March 31, 1995, the principal amount outstanding under the Line was $7,700.

     Income generated by the Company's subsidiaries in certain foreign countries cannot be repatriated to the Company in the United States without payment of additional taxes since the Company does not currently receive a U. S. tax credit with respect to income taxes paid by the Company (including its subsidiaries) in those foreign countries. The Company also conducts its tax software business in Canada, which has experienced foreign currency exchange rate fluctuation. In order to mitigate this exposure, the Company has purchased a Cdn $2,000 180 day foreign exchange option contract expiring July 28, 1995.

     Cash flow from operations on a short-term basis is positively impacted by the seasonality of the income tax software business in the first two quarters of the calendar year. At the present time, the Company expects that its cash flows from operations will be sufficient to finance the Company's operations for at least the next twelve months. Longer term cash requirements are dictated by a number of external factors, which include the Company's ability to launch new and competitive products, the strength of competition in the consumer software industry and the growth of the home computer market. The Company is continuously evaluating products and technologies for acquisitions, and although no estimation of short-term or long-term cash requirements for such acquisitions can be made at this time, the Company may seek to raise additional funds for these acquisitions or in anticipation of possible acquisitions.

FUTURE OPERATING RESULTS

     The Company's future operating results are subject to a number of uncertainties, including its ability to develop and introduce new products, the introduction of competitive products and general economic conditions. The Company may plan to seek acquisitions of businesses, products or technologies in the future that are complementary to the current business. There can be no assurance that the Company will not encounter difficulties in integrating any such business or technology.

     The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations is provided pursuant to applicable regulations of the Securities and Exchange Commission and is not intended to serve as a basis for projections of future events.

FISCAL PERIOD TO PERIOD COMPARISONS

GENERAL

  Business Combination

     On February 4, 1994, the Company completed the Three-Party Combination between Former SoftKey, WordStar and Spinnaker. The Three-Party Combination was accounted for using the pooling-of-interests method of accounting. A 1-for-10 reverse stock split also took effect on February 4, 1994 and has been retroactively reflected in this Prospectus and the related consolidated financial statements.

     On June 15, 1994 and July 5, 1994, the Company acquired all of the outstanding common stock of Aris Multimedia Entertainment, Inc. ("Aris") and Compact Publishing, Inc. ("Compact"), respectively, in exchange for the issuance of a total of 872,229 shares of Common Stock. These transactions have been accounted for using the pooling-of-interests method of accounting. On September 13, 1994, the Company acquired all of the outstanding common stock of Software Marketing Corporation ("SMC") for the issuance of an aggregate of 602,257 shares of Common Stock in and in connection with a stock-for-stock merger transaction, 116,995 of which were subsequently repurchased by the Company. This transaction has been accounted for as a purchase.

     The consolidated financial statements for years prior to the Year Ended December 31, 1994 of the Company included in this Prospectus are restated to reflect the Three-Party Combination, which was consummated on February 4, 1994, but do not include the results and balances of Aris and Compact as they were determined to be immaterial to the consolidated financial statements for those periods. See "Consolidated Financial
Statements -- Note 2 -- Three-Party Combination" for further discussion.

  Fiscal Periods

     On January 27, 1994, the Company changed its fiscal year end to the 52 or 53 weeks ending nearest December 31. For clarity of presentation herein, all references to the Year Ended December 31, 1994 relate to the period January 2, 1994 to December 31, 1994; all references to December 31, 1993 relate to balances as of January 1, 1994; and the period from July 4, 1993 to January 1, 1994 is referred to as the "Transition Period Ended December 31, 1993" or the "Transition Period."

     Former SoftKey previously used the fiscal year end of January 31 for financial reporting purposes. Former SoftKey's results of operations for the twelve month periods ended July 31, 1993 and 1992 have been combined with those of Spinnaker and WordStar for the years ended June 30, 1993 and 1992, respectively. Former SoftKey's results of operations for the six months ended December 31, 1993 have been combined with those of Spinnaker and WordStar. The duplication in the Transition Period Ended December 31, 1993 of Former SoftKey's net loss of $595 for the one month period ended July 31, 1993 has been eliminated by a credit to accumulated deficit in the Transition Period Ended December 31, 1993.

  Period-to-Period Comparisons

     A variety of factors may cause period-to-period fluctuations in the Company's operating results, including the integration of operations resulting from acquisitions of companies, revenues and expenses related to the introduction of new products or new versions of existing products, delays in customer purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns and seasonality of buying patterns of customers. Historical operating results are not indicative of future operating results and performance. This is particularly true of historical data presented herein, which results from the combination of Former SoftKey, Spinnaker and WordStar in the Three-Party Combination.

  Summary of Results

     The following table summarizes the audited results of operations of the Company for the periods shown. Reference is made to the Consolidated Financial
Statements included in this report on which the following table is based.

                                                            TRANSITION PERIOD       YEARS ENDED
                                              YEAR ENDED          ENDED              JUNE 30,
                                             DECEMBER 31,     DECEMBER 31,      -------------------
                                                 1994             1993            1993       1992
                                             ------------   -----------------   --------   --------
    Revenues...............................    $121,287         $  41,645       $109,704   $119,518
    Operating income (loss)................      25,741           (69,057)       (56,981)      (599)
    Net income (loss)......................      21,145           (73,258)       (57,250)    (4,983)
    Net income (loss) per share (fully
      diluted).............................        1.04             (5.01)         (4.36)      (.47)

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO THE TRANSITION PERIOD
ENDED DECEMBER 31, 1993

     Results of operations for the Year Ended December 31, 1994 include amounts for a twelve month period while results for the Transition Period Ended December 31, 1993 include amounts for a six month period. Results (in terms of dollar amounts) for these periods are not directly comparable. Accordingly, management's discussion and analysis for these periods is generally based upon a comparison of specified results as a percentage of total revenues.


  Revenues

     Revenues by geographic region for the Year Ended December 31, 1994 and Transition Period Ended December 31, 1993 are as follows:

                                                                             TRANSITION
                                                YEAR ENDED                  PERIOD ENDED
                                               DECEMBER 31,   % OF TOTAL    DECEMBER 31,    % OF TOTAL
                                                   1994        REVENUES         1993         REVENUES
                                               ------------   ----------   --------------   ----------
    North America............................    $108,772          90%        $ 36,051           87%
    Europe...................................      11,422           9            4,296           10
    Other....................................       1,093           1            1,298            3
                                               ------------       ---      --------------       ---
         Total...............................    $121,287         100%        $ 41,645          100%
                                               ==========     ========     ===========      ========

     Revenues in absolute dollars have increased during the Year Ended December 31, 1994 by a total of $72,721 as compared to the Transition Period Ended December 31, 1993 because the Transition Period included only six months as compared to twelve months in the Year Ended December 31, 1994. A greater than proportional increase in absolute revenue dollars earned has occurred primarily due to benefits achieved as a result of the Three-Party Combination. The increase in percentage of total revenues earned in North America is primarily due to the synergies achieved as a result of the Three-Party Combination. These synergies included increases in direct mail, OEM and international revenues achieved as a result of combining the operations of the three companies and creating distribution channels that did not previously exist in each separate company operating individually prior to the Three-Party Combination. In addition, the acquisitions of Aris, Compact and SMC added to the North American revenue base in the Year Ended December 31, 1994 as compared to the Transition Period. Revenues also increased in the Year Ended December 31, 1994 as a result of the Company's new marketing strategy to increase product launches. During 1994, the Company introduced 75 new products plus the new Platinum rack which holds a maximum of 40 titles. During 1994, the Power Up catalog operation was closed. Revenues from the catalog operation totaled $3,176 in the Year Ended December 31, 1994 as compared to $8,465 in the Transition Period. Revenues in the Year Ended December 31, 1994 included $18,138 from the Company's income tax software sales and processing operation in Canada as compared to $4,771 in the Transition Period. The majority of revenues from sales of income tax software and related services in Canada occur in the first six months of the year to correspond with the income tax filing requirement period.

     Revenues in Europe as a percentage of total revenues decreased from 10% to 9% in the Year Ended December 31, 1994 as compared to the Transition Period. The decrease is primarily due to the decline of DOS-based consumer product sales in Europe and a decline in the Company's revenues from the sale of word-processing software products due to a higher level of competition.

     Revenues in other geographic regions include those in Latin America, the Pacific Rim and Barbados. Revenues in the Pacific Rim decreased as a percentage of total revenues due to closure of the Company's office in Singapore. This decline was partially offset by an increase in revenues as a percentage of total revenues in Japan due to increased customer demand for consumer software products.

     The Company expects that its future revenue growth will depend on its ability to introduce new products to the marketplace and the rate of proliferation of personal computers into the home market. Unit pricing will be affected by the extent of competition in the consumer software industry, which is expected to increase. In addition, the Company's ability to maintain products for new platforms and introduce titles into new distribution channels will impact future revenues and growth rates. In this regard, the Company considers revenues to be unpredictable.

  Gross Margin

     Gross margins as a percentage of revenues increased to 68% in the Year Ended December 31, 1994 from 33% in the Transition Period Ended December 31, 1993. The increase in gross margins during the Year Ended December 31, 1994 is primarily due to a lower revenue base in the Transition Period caused by higher provision for product returns as a percentage of sales. The increase in gross margins as a percentage of revenues also results from an increase in CD-ROM based and higher OEM sales and solo direct mail sales, which have higher gross margins than traditional retail magnetic disk based product sales. In addition, gross margins improved due to the closing of the Power Up catalog operations in 1994, which generated lower gross margins due to the inclusion of distributed products in the catalog. Gross margins in the Year Ended December 31, 1994 as a percentage of revenues were also higher due to the seasonal nature of sales from income tax software and related services that occur primarily in the first six months of the calendar year.

     Cost of revenues are comprised of, among other things, the cost of product documentation, packaging and disks. Other items included in cost of revenues are royalties to third party developers, reserves for obsolete inventory and amortization of capitalized software development costs.

     Future gross margin percentages will depend on the cost of manufacture. The Company expects costs of revenue to decline and resulting gross margins to improve in the foreseeable future. The expectation is based upon current pricing trends for items such as disks. It is also expected that CD-ROM based product sales will become a larger portion of the Company's sales mix. CD-ROM production costs are currently lower than magnetic media production costs. The Company has consolidated its manufacturing operations at R.R. Donnelley & Sons Company in Crawfordsville, Indiana in order to take advantage of economies of scale benefits.


  Operating Expenses

     Operating expenses and their respective percentages of revenues for the Year Ended December 31, 1994 and the Transition Period Ended December 31, 1993 are as follows:

                                                                             TRANSITION
                                                YEAR ENDED                  PERIOD ENDED
                                               DECEMBER 31,   % OF TOTAL    DECEMBER 31,    % OF TOTAL
                                                   1994        REVENUES         1993         REVENUES
                                               ------------   ----------   --------------   ----------
    Sales, marketing and support.............    $ 27,274         23%         $ 19,322           46%
    General and administrative...............      22,444         19            15,598           37
    Research and development.................       6,696          6             2,563            6
    Merger and reorganization costs..........       1,079          1            38,944           94
    Provision for (gain on) product lines
      sold or discontinued...................        (778)        (1)              710            2
    Provision (reversal) for litigation......        (254)        (1)            5,817           14
                                               ----------     --------     -----------      --------
                                                 $ 56,461         47%         $ 82,954          199%
                                               ==========     ========     ===========      ========

     Sales, marketing and support and general and administrative expenses decreased as a percentage of revenues primarily due to a reduction in operating expenses during the Year Ended December 31, 1994 associated with cost reduction measurements undertaken by management as a result of the Three-Party Combination and changes implemented in connection with the acquisitions of Aris, Compact and SMC. The cost reduction program included a reduction in employee workforce from a total of 650 employees to 450 employees, the reduction in the number of facilities from 25 to 11 locations and savings generated from the consolidation of sales and marketing activities. The Company also consolidated its five separate technical support operations that existed prior to the Three-Party Combination into one facility in Marietta, Georgia.


     Merger and reorganization costs have decreased to $1,079 in the Year Ended
December 31, 1994 from $38,944 in the Transition Period Ended December 31, 1993.
The merger and reorganization costs in the Year Ended December 31, 1994 relate to the acquisition of Aris and Compact and the closing of the Barbados facility, whereas the merger and reorganization costs in the Transition Period relate to the Three-Party Combination costs. Merger and reorganization costs were expensed as incurred or were recorded when it became probable that the transaction would occur and the expense could be reasonably estimated. Merger and reorganization costs consist of the following:

                                                                                   TRANSITION
                                                                  YEAR ENDED      PERIOD ENDED
                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1993
                                                                 ------------     -------------
    Write-down of intangible assets............................     $   --           $22,893
    Professional fees and other transaction costs..............        636             8,705
    Employee severance.........................................        163             4,429
    Termination of leases......................................         98             1,533
    Write-down of inventories and fixed assets.................         --               362
    Other......................................................        182             1,022
                                                                    ------           -------
         Total.................................................     $1,079           $38,944
                                                                    ======           =======

     Professional fees in 1994 were for investment banking, accounting and legal fees incurred in connection with the acquisitions of Aris and Compact. These costs were substantially paid prior to December 31, 1994. Severance costs in 1994 relate to termination of employees in connection with the acquisitions of Aris and Compact and the closing of the Barbados facility. The employee terminations were substantially in the areas of product development and sales and marketing. A total of 20 employees were terminated in the Year Ended December 31, 1994. At December 31, 1994, $54 of severance costs remained to be paid to the employees in accordance with the terminations. The remaining employee severance payments are expected to be paid prior to December 31, 1995.

     During the Transition Period Ended December 31, 1993, in connection with the Three-Party Combination, the Company recorded write-downs of intangible assets of $22,893 due to a change in the consumer software marketing strategy of the Company. The Company decided to approach consumer software distribution through fixturing, specialty shelf space and direct merchandising and marketing with the retailer and customer. The new marketing strategy focused on new products, and an increase in the number of available offerings of consumer software and recognized a reduction in product shelf life. The Company has also reduced its dependence on predominantly internally developed products, and its new product introduction strategy includes a higher number of products originating from its external developer relationships through licensing contracts. As a result of the new marketing strategy, the Company decided to phase out certain brands (primarily the PFS: brand) and recorded expenses of $14,811 in the Transition Period Ended December 31, 1993 related to write-downs of capitalized software development costs, prepaid royalties, trademarks and technology rights. The Company's Power Up catalog operation was closed. As a result, the Company recorded an expense of $4,205 in the Transition Period Ended December 31, 1993 to reflect a write-down to net realizable value of certain trademarks and mailing lists. The Company also recorded an expense of $3,877 in the Transition Period Ended December 31, 1993 to record a write-down to net realizable value of a license held by LANSA USA, INC. ("Lansa").

     Professional fees and other transaction costs in the Transition Period Ended December 31, 1993 relate primarily to investment banking, legal and accounting fees in connection with the Three-Party Combination and have been paid at December 31, 1994. The amount accrued at December 31, 1993 of $5,954 includes $1,781 which was paid through the issuance of 129,555 shares of Common Stock.

     Employee severance in the Transition Period relates to employee terminations in connection with the Three-Party Combination primarily in the areas of product development, technical support, customer service, finance and administration. Substantially all employee terminations were completed through December 31, 1994 and $3,866 of the $4,833 severance accrued for at December 31, 1993 has been paid at December 31, 1994 in accordance with the Company's plan. The remaining severance amounts will be substantially paid before December 31, 1995 in accordance with the severance contract terms.

     Lease termination costs in the Transition Period represent costs associated with the closure of the Power Up catalog operations and the shutdown of the manufacturing facility in Charlestown, MA in connection with the consolidation of the Company's production facilities. In addition, offices were vacated in Toronto, Boca Raton, Novato and San Mateo. These facilities were consolidated into one central location in Cambridge, MA. The amount accrued at December 31, 1993 for lease termination costs was $2,254, of which $1,341 has been paid through December 31, 1994. The balance is expected to be substantially paid before December 31, 1995 in accordance with lease terms.

     In connection with the consolidation of the facilities in the Three-Party Combination described above, the Company also recorded write-downs of certain fixed assets to net realizable value totaling $320 in the Transition Period Ended December 31, 1993 as they were no longer used in the ongoing operations of the Company.

     In the Year Ended December 31, 1994, the Company sold its Lansa operations to Insight Business Consultants Inc. ("Insight"), a company of which an executive officer of the Company is the majority shareholder, in exchange for $650, which was paid by the forgiveness of $250 of amounts payable to Insight by the Company and $400 as a note receivable to be paid evenly over an eight month period (the "Note"). As of December 31, 1994, the Company has collected a total of $175 on the Note. In connection with the sale of Lansa, the Company has recognized a gain of $778 in the Year Ended December 31, 1994.

     In the Transition Period Ended December 31, 1993, the Company sold the EasyTax product line for net proceeds of $2,700 and recorded a loss on disposition of $710.

     During the Year Ended December 31, 1994, the Company settled a judgment issued by the Supreme Court of Australia commenced by Perfect Information Pty. Limited. A reserve of $3,658 had been recorded to reflect the original amount of the judgment and related legal fees. In August 1994, the Company reached a revised settlement agreement with the plaintiff and agreed to pay a total of $2,400 in four equal installments. Accordingly, a reversal of the overaccrual of $1,096 was recorded in the Year Ended December 31, 1994.

     During the Year Ended December 31, 1994, the Company entered into a settlement agreement with Computer Associates ("CA") an action, captioned Parson's Technology Inc. v. Computer Associates, which alleged that CA's tax preparation software package, CA-Simply Tax (previously known as EasyTax), infringed upon certain of Parson's copyrights. The Company has expensed a total of $900, net of insurance proceeds, in 1994 related to the CA settlement.

     The provision for litigation of $5,817 in the Transition Period Ended December 31, 1993 relates to a settlement award of $2,617, which includes legal fees, made by the American Arbitration Association on December 3, 1993 in connection with a claim made against Spinnaker on April 27, 1992 by Software Publishing Corporation, which has been subsequently paid, and a settlement with a distributor in Chapter 11 bankruptcy proceedings which had filed a motion for authority to assume certain purchase orders issued to the Company, for which the Company recorded a provision of $3,200 for the settlement and related legal fees. The settlement of $3,200 includes $495 which was settled by the issuance of 40,825 shares of Common Stock.

  Other Income (Expense)

     Other expense decreased to $535 in the Year Ended December 31, 1994 from $744 in the Transition Period Ended December 31, 1993 primarily due to lower interest expense as a result of the conversion of the $3,000 term debt due to Phemus Corporation ("Phemus"), a stockholder, into equity in February 1994 and the conversion of Cdn$12,650 convertible debentures into equity in September and October 1994.

RESULTS OF OPERATIONS -- TRANSITION PERIOD ENDED DECEMBER 31, 1993 AS COMPARED TO YEAR ENDED JUNE 30, 1993

     Results of operations for the Transition Period Ended December 31, 1993 include amounts for a six month period, while results for the Year Ended June 30, 1993 include amounts for a twelve month period. Results (in terms of dollar amounts) for these periods are not directly comparable. Accordingly, manage-ment's discussion and analysis for these periods is generally based upon a comparison of specified results as a percentage of total revenues.


  Revenues

     Revenues by geographic region for the Transition Period Ended December 31,
1993 and the Year Ended June 30, 1993 are as follows:

                                                   TRANSITION
                                                  PERIOD ENDED                YEAR ENDED
                                                  DECEMBER 31,   % OF TOTAL    JUNE 30,    % OF TOTAL
                                                      1993        REVENUES       1993       REVENUES
                                                  ------------   ----------   ----------   ----------
    North America...............................    $ 36,051          87%      $ 94,214         86%
    Europe......................................       4,296          10          8,901          8
    Other.......................................       1,298           3          6,589          6
                                                    --------         ---       --------        ---
         Total..................................    $ 41,645         100%      $109,704        100%
                                                    ========         ===       ========        ===

     Revenues in the Transition Period Ended December 31, 1993 are lower due to the seasonal nature of revenues from income tax software and related services and an increase in provision for returns. The Company recorded provisions for returns and allowances of $15,424 in the Transition Period Ended December 31, 1993 as compared to $5,205 in the Year Ended June 30, 1993. The increase in provision relates primarily to returns related to discontinued products, specific customer situations and known returns in the retail channel. The majority of revenues from sales of income tax software and related services occur in the first six months of the calendar year to correspond with the income tax filing requirement period. Revenues for the Transition Period Ended December 31, 1993 are also lower due to the disposition of Insight, in May 1993. This decrease is partially offset by the inclusion of results of the Power Up catalog operation for the entire Transition Period Ended December 31, 1993 as compared to the inclusion of such results for a limited period following the acquisition (March 29, 1993) in the Year Ended June 30, 1993.

     European revenues increased as a percentage of total revenues in the Transition Period Ended December 31, 1993 as compared to the Year Ended June 30, 1993 due to an increase in sales in the OEM market, primarily in Italy. Revenues in other geographic regions include those in Latin America, the Pacific Rim and Barbados. Revenues in the Pacific Rim declined due to closure of the Company's office in Singapore. This decline was partially offset by an increase in revenues in Japan due to increased customer demand for consumer software products.

  Gross Margin

     Gross margins as a percentage of revenues decreased to 33% in the Transition Period Ended December 31, 1993 from 54% in the Year Ended June 30, 1993. The decrease in percentage of revenues results primarily from lower revenues due to increased provisions for returns and the fact that revenues from the sale of income tax software, which have a higher gross margin than the rest of the Company's operations, seasonally occur in the first six months of the calendar year, as described above. Revenues from the Power Up catalog operation, which has a lower gross margin than the rest of the Company's operations, were included for the entire Transition Period Ended December 31, 1993 as compared to the inclusion of such revenues for a limited period under purchase accounting following the acquisition (March 29, 1993) in the Year Ended June 30, 1993. In addition, amortization of capitalized software development costs decreased due to the write-downs in prior periods to reflect a reduction to estimated net realizable value.

     Costs of revenues are comprised of, among other things, the costs of product documentation, packaging and disks. Other items included in cost of revenues are royalties to third-party developers, reserves for obsolete inventory and amortization of capitalized software development costs.


  Operating Expenses

     Operating expenses and their respective percentages of revenues for the Transition Period Ended December 31, 1993 and the Year Ended June 30, 1993 are as follows:

                                                   TRANSITION
                                                  PERIOD ENDED                YEAR ENDED
                                                  DECEMBER 31,   % OF TOTAL    JUNE 30,    % OF TOTAL
                                                      1993        REVENUES       1993       REVENUES
                                                  ------------   ----------   ----------   ----------
    Sales, marketing and support................    $ 19,322          46%      $ 38,014         35%
    General and administrative..................      15,598          37         24,278         22
    Research and development....................       2,563           6          8,198          7
    Purchased research and development..........          --          --         19,051         17
    Merger and reorganization costs.............      38,944          94         20,962         19
    Provision for product lines sold or
      discontinued..............................         710           2          2,989          3
    Provision for litigation....................       5,817          14          3,200          3
                                                    --------         ---       --------        ---
         Total..................................    $ 82,954         199%      $116,692        106%
                                                    ========         ===       ========        ===

     Sales, marketing and support and general and administrative expenses increased as a percentage of revenues due primarily to lower net revenues due to higher provisions for returns, and to lower income tax software revenues during the Transition Period Ended December 31, 1993, reflecting the seasonality of income tax software and related service revenues. The inclusion of results of the Power Up catalog operation for the entire Transition Period Ended December 31, 1993, as compared to the inclusion of such results from March 29, 1993 through June 30, 1993, also attributed to the increased costs as a percentage of revenues as the catalog operations have higher sales and marketing costs as a percentage of revenues.

     Research and development costs decreased as a percentage of revenues to 6% in the Transition Period from 7% in the Year Ended June 30, 1993. The decrease is primarily due to a reduction in development activities at the Novato, California facility due to its closure and reduced development expenditures on DOS-based titles (including without limitation WordStar word processing products).

     The charge of $19,051 for purchased research and development during the Year Ended June 30, 1993 relates to the purchase of in-process technology for $14,051 by Spinnaker in connection with its acquisition of Power Up and the purchase by Former SoftKey of certain CD-ROM and other products under or proposed for development for $5,000.


     Merger and reorganization costs increased to $38,944 in the Transition
Period from $20,962 in the Year Ended June 30, 1993. Merger costs in the
Transition Period Ended December 31, 1993 include costs which were probable and reasonably estimated at December 31, 1993 and related to the Three-Party
Combination. Merger and reorganization costs consist of the following:

                                                                   TRANSITION
                                                                  PERIOD ENDED      YEAR ENDED
                                                                  DECEMBER 31,       JUNE 30,
                                                                      1993             1993
                                                                 -------------      ----------
    Write-down of intangible assets............................     $ 22,893         $  6,474
    Professional fees and other transaction costs..............        8,705            3,424
    Employee severance.........................................        4,429            3,975
    Termination of leases......................................        1,533            2,792
    Write-down of inventories and fixed assets.................          362            2,296
    Other......................................................        1,022            2,001
                                                                    --------         --------
         Total.................................................     $ 38,944         $ 20,962
                                                                    ========         ========

     During the Transition Period Ended December 31, 1993, in connection with the Three-Party Combination, the Company recorded write-downs of intangible assets of $22,893 due to a change in the consumer software marketing strategy of the Company. The Company decided to approach consumer software distribution through fixturing, specialty shelf space and direct merchandising and marketing with the retailer and customer. The new marketing strategy focuses on new products, and an increase in the number of available offerings of consumer software and recognizes a reduction in product shelf life. The Company has also reduced its dependence on predominantly internally developed products, and its new product introduction strategy includes a higher number of products originating from its external developer relationships through licensing contracts. As a result of the new marketing strategy, the Company decided to phase out certain brands (primarily the PFS: brand) and recorded expenses of $14,811 in the Transition Period Ended December 31, 1993 related to write-downs of capitalized software development costs, prepaid royalties, trademarks and technology rights. The Company's Power Up catalog operation was discontinued. As a result, the Company recorded an expense of $4,205 in the Transition Period Ended December 31, 1993 to reflect a write-down to net realizable value of certain trademarks and mailing lists. The Company also recorded an expense of $3,877 in the Transition Period Ended December 31, 1993 to record a write-down to net realizable value of the Lansa license.

     Professional fees and other transaction costs relate primarily to investment banking, legal and accounting fees in connection with the Three-Party Combination. The amount accrued at December 31, 1993 of $5,954 includes $1,781 which was paid through the issuance of 129,555 shares of Common Stock.

     Employee severance relates to employee terminations primarily in the areas of product development, technical support, customer service, finance and administration. Substantially all employee terminations were completed through December 31, 1994 and $3,866 of the $4,833 severance accrued for at December 31, 1993 has been paid in accordance with the Company's plan. The remaining severance amounts will be substantially paid before December 31, 1995 in accordance with the severance contract terms.

     Lease termination costs represent costs associated with the closure of the Power Up catalog operations and the shutdown of the manufacturing facility in Charlestown, MA in connection with the consolidation of the Company's production facilities. In addition, offices were vacated in Toronto, Boca Raton, Novato and San Mateo. These facilities were consolidated into one central location in Cambridge, MA. The amount accrued at December 31, 1993 for lease termination costs was $2,254, of which $1,341 has been paid through December 31, 1994, and the balance is expected to be substantially paid before December 31, 1995 in accordance with lease terms.

     In connection with the consolidation of the facilities described above, the Company also recorded write-downs of certain fixed assets to net realizable value totaling $320 and $2,296 in the Transition Period Ended December 31, 1993 and in the Year Ended June 30, 1993, respectively, as they were no longer used in the ongoing operations of the Company.

     In the Year Ended June 30, 1993, the Company recorded a total of $20,962 of merger and reorganization costs. These costs related to the write-down of intangible assets to net realizable value of $6,474 in connection with the acquisition of ZSoft and the disposal of the operations of Insight. In addition, legal and professional fees and other transaction costs of $3,424 related primarily to the Three-Party Combination and employee severance related to staff reductions at the Company's Novato, California, European, Boca Raton, Florida and Insight operations of $3,975 were recorded. The Company also recorded a provision for termination of various leases in connection with facility closures as a result of the Three-Party Combination, settlement of lease commitments for unoccupied space which has no planned future use and settlement of lease commitments in connection with the disposal of the Insight operations of $2,792, the write-down of $2,296 for certain discontinued products and other merger-related costs of $2,001 related to the acquisition of ZSoft and the Three-Party Combination.

     In the Transition Period Ended December 31, 1993, the Company sold the EasyTax product line for net proceeds of $2,700 and recorded a loss on disposition of $710. In the Year Ended June 30, 1993, the provision for product lines sold or discontinued relates to the write-down of assets, primarily capitalized software, and employee severance related to winding down the corporate information products business.

     The provision for litigation of $5,817 in the Transition Period Ended December 31, 1993 relates to a settlement award of $2,617, which includes legal fees, made by the American Arbitration Association on

December 3, 1993 in connection with a claim made against Spinnaker on April 27, 1992 by Software Publishing Corporation, which has been subsequently paid, and a settlement with a distributor in Chapter 11 bankruptcy proceedings which had filed a motion for authority to assume certain purchase orders issued to the Company, for which the Company recorded a provision of $3,200 for the settlement and related legal fees. The settlement of $3,200 includes $495 which was settled by the issuance of 40,825 shares of Common Stock. The provision for litigation of $3,200 in the Year Ended June 30, 1993 relates to a judgment entered against WordStar in May 1993 in the Superior Court in Australia in a lawsuit commenced by Perfect Information Pty Limited, which was settled in August 1994.

  Other Income (Expense).

     Other expense increased to $744 in the Transition Period Ended December 31, 1993 from $166 in the Year Ended June 30, 1993 primarily due to lower interest income resulting from lower average cash balances during the period.

RESULTS OF OPERATIONS -- YEAR ENDED JUNE 30, 1993 AS COMPARED TO YEAR ENDED JUNE 30, 1992


  Revenues

     Revenues by geographic region for the Year Ended June 30, 1993 and the Year
Ended June 30, 1992 are as follows:

                                                YEAR ENDED                     YEAR ENDED
                                                 JUNE 30,       % OF TOTAL      JUNE 30,     % OF TOTAL
                                                   1993          REVENUES         1992        REVENUES
                                               -----------      ----------   --------------  ----------
    North America............................    $ 94,214          86%        $ 94,057            79%
    Europe...................................       8,901           8           16,605            14
    Other....................................       6,589           6            8,856             7
                                                 --------         ----        --------           ----
         Total...............................    $109,704         100%        $119,518           100%
                                                 ========         ====        ========           ====

     Revenues in North America in the Year Ended June 30, 1993 as compared to the Year Ended June 30, 1992 remained relatively constant in absolute dollars. North American revenues during the Year Ended June 30, 1993 include revenues of $6,700 resulting from the acquisition of the Power Up catalog operation on March 29, 1993. These revenues were offset by lower word processing product revenues due to continued shrinkage in the DOS-based word processing market and significant pricing pressures from competition. In addition, the decline was further accented due to a decline in corporate information products from $2,398 in the Year Ended June 30, 1992 to $660 in the Year Ended June 30, 1993.

     Revenues in Europe declined $7,704 in the Year Ended June 30, 1993 as compared to the Year Ended June 30, 1992. The Company believes that this decline in revenues was caused by the economic recessions occurring in Germany, Spain, France and Italy, significant price pressure from competition and a decline in the DOS-based applications market due to a global expansion of Windows-based applications.

     Revenues in other geographic regions declined $2,267 in the Year Ended June 30, 1993 as compared to the Year Ended June 30, 1992 due to declines in revenues in Japan and the Pacific Rim, increased competition and reduced selling prices. In addition, certain competitors launched aggressive pricing strategies and expansion plans throughout the Pacific Rim in the Year Ended June 30, 1993.

  Gross Margin

     Gross margin as a percentage of revenues decreased to 54% in the Year Ended June 30, 1993 from 60% in the Year Ended June 30, 1992. The decrease is due to several factors, including increased volume and price protection allowances, reductions in unit selling prices of consumer software due to increased competition, special sales arrangements to sell older versions of products at reduced prices and the impact of fixed priced component costs. Further, gross margins resulting from Power Up catalog revenues, occurring after the acquisition on March 29, 1993, are lower than gross margins achieved in other parts of the Company's business. In addition, the inclusion of increased amortization of capitalized software in cost of sales caused a decline in gross margins. Gross margins also declined as a result of lower licensing revenues in the Year Ended June 30, 1993 as compared to the Year Ended June 30, 1992. These factors were partially offset by lower fulfillment costs resulting from economies of scale.


  Operating Expenses

     Operating expenses and their respective percentages of revenues for the Year Ended June 30, 1993 and the Year Ended June 30, 1992 are as follows:

                                                  YEAR ENDED                 YEAR ENDED
                                                   JUNE 30,     % OF TOTAL    JUNE 30,     % OF TOTAL
                                                     1993        REVENUES       1992        REVENUES
                                                  -----------   ----------   -----------   ----------
    Sales, marketing and support................   $  38,014        35%        $38,746         32%
    General and administrative..................      24,278         22         22,060         18
    Research and development....................       8,198          7          5,685          5
    Purchased research and development..........      19,051         17             --         --
    Merger and reorganization costs.............      20,962         19          1,390          1
    Provision for product lines sold or
      discontinued..............................       2,989          3          4,198          4
    Provision for litigation....................       3,200          3             --         --
                                                   ---------       ---         -------         --
         Total                                     $ 116,692       106%        $72,079         60%
                                                   =========       ===         =======         ==

     Sales, marketing and support expenses increased to 35% of revenues in the Year Ended June 30, 1993 from 32% of revenues in the Year Ended June 30, 1992, primarily due to increased expenditures as a percentage of revenues on co-operative and media advertising and listing fees paid in connection with the retail software business, together with additional sales and marketing costs associated with the introduction of the Company's Lansa case tool software in July 1992. Further, the acquisition of Power Up in 1993 resulted in additional sales, marketing and support costs because catalog businesses typically require higher marketing and creative design related costs. Revenue declines in certain consumer titles (including the WordStar word-processing products) also caused an increase in marketing and support costs as a percentage of revenues due to the fixed nature of certain of these costs.

     General and administrative expenses increased to 22% of revenues in the Year Ended June 30, 1993 from 18% of revenues in the Year Ended June 30, 1992. The increase is primarily due to incremental general and administrative costs from the Power Up catalog operation and the inclusion of the Lansa case tool operations for a full year as compared to one month in the prior year. In addition, general and administrative expenses increased due to additional amortization of intangible assets associated with the acquisition of Power Up and the acquisition of the Lansa case tool product rights and related license. These expenses also include the write-down of $893 related to the unamortized balance of goodwill associated with the acquisition of Springboard Software, Inc., which was determined to have no continuing value as its product line had been disposed of. These expenses were partially offset by cost reductions due to reductions in workforce and office closings in Australia, Malaysia, Singapore, Hong Kong, France and Bloomington, Indiana. These reductions were designed to offset the decline in revenues from the WordStar line of products. However, despite these cost reductions, a faster than expected decline of revenues from DOS-based WordStar products resulted in an overall increase in general and administrative costs as a percentage of revenues.

     Research and development costs increased to 7% of revenues in the Year Ended June 30, 1993 from 5% in the Year Ended June 30, 1992. The increase is related primarily to additional expenditures on the Power Up line of products and additional expenditures on the PFS: and ZSoft lines of products in 1993.

     The charge of $19,051 for purchased research and development during the Year Ended June 30, 1993 relates to the purchase of in-process technology for $14,051 by Spinnaker in connection with its acquisition of Power Up and the purchase by SoftKey Software of certain CD-ROM and other products under or proposed for development for $5,000.

     In the Year Ended June 30, 1993, the Company recorded a total of $20,962 related to merger and reorganization costs. These costs related to the write-down of intangible assets to net realizable value of $6,474 in connection with the merger with ZSoft and the disposal of the operations of Insight. In addition, legal and professional fees and other transaction costs of $3,424 related to the Three-Party Combination and employee severance related to staff reductions at the Novato, California, European, Boca Raton, Florida and Insight operations of $3,975 were recorded. The Company also recorded a provision for termination of various leases in connection with facility closures in connection with the Three-Party Combination, settlement of lease commitments for unoccupied space which has no planned future use and settlement of lease commitments in connection with the disposal of the Insight operations of $2,792, the write-down of $2,296 for certain discontinued products and other merger-related costs of $2,001 related to the merger of the Company with ZSoft and the Three-Party Combination. Merger and reorganization expenses of $1,390 in the Year Ended June 30, 1992 include costs of workforce reduction of $675 and a write-down of discontinued inventory of $715.

  Other Income (Expense)

     Other expense decreased to $166 in the Year Ended June 30, 1993 from $1,496 in the Year Ended June 30, 1992 due to an increase in interest income resulting from higher cash balances available for investment.

                                    BUSINESS

     SoftKey is a leading developer and publisher of value-priced, high-quality, consumer software for PCs, primarily produced on CD-ROM. The Company currently offers over 250 software titles in the principal consumer-oriented categories, including lifestyle, edutainment, productivity, entertainment and education. The Company's products include titles such as: Calendar Creator, Sports Illustrated Swimsuit Calendar, Time Almanac, BodyWorks, The American Heritage Dictionary, PC Paintbrush and Key 3D Design Center.

     SoftKey's strategy is to develop, license and acquire a broad range of quality software products with significant unit-volume potential at the lowest possible cost and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide, including retail channels, direct mail and OEMs. The Company has relationships with over 40 national retailers and direct distributors controlling over 15,000 individual storefronts, including the retailers and distributors responsible for most of the nation's software sales.

INDUSTRY BACKGROUND

     The consumer software market has grown significantly over the past few years as a result of several major trends. These trends include: the increasing installed base of PCs in the home, the improved multimedia capabilities of PCs and the increasing demand for a greater number of value-priced software applications in order to take full advantage of these multimedia capabilities. In addition, consumers are exposed to software purchase opportunities from a wide variety of sources and with increased frequency.

     According to Dataquest Incorporated, 1994 PC unit sales worldwide exceeded 10 million and are expected to grow to 23 million in 1997. Based on recent estimates, 31% of households in the United States have PCs; 30% of this installed base is equipped with CD-ROM drives. Declining prices, improved performance, expanded memory and enhanced multimedia capabilities have been the main drivers of this growth. Current multimedia capabilities are facilitated by CD-ROM technology (which facilitates increased data storage and faster data access as compared to traditional magnetic media diskettes) and include enhanced graphics, video and sound, greater interactivity and richer content. These capabilities are particularly relevant to the lifestyle, entertainment, education and edutainment segments of the consumer software market, as specific software purchases within these segments are largely driven by their content, appearance and degree of interactivity.

     The Company believes that while home PCs historically have served as a productivity tool which employed a few applications such as word processing and spreadsheets, multimedia PC owners will use multimedia PCs as general purpose tools and as a source of home entertainment capable of a broad range of functionality. This functionality includes traditional and new productivity applications as well as reference, creativity, entertainment and communication applications. In order to take advantage of this broad range of functionality, the Company believes that multimedia PC users are purchasing more software products than traditional PC users. The increasing installed base of multimedia PCs, together with the advanced multimedia capabilities and increased functionality of these PCs, have both allowed and motivated software developers to produce, and consumers to use, more engaging software which fully exploits the improved functionality of multimedia PCs. Independent research studies estimate that sales of consumer CD-ROM software are expected to grow from $605 million in 1994 to $1.9 billion in 1997.

     The increased demand by individual consumers for a larger, broader selection of software applications has resulted in a strong demand for products at lower price points. In particular, demand for software products in the lifestyle, edutainment, entertainment and education categories has been significant. This demand for more and varied software at lower price points is changing the nature of the typical consumer software purchase. While consumers historically purchased few applications and generally did so only with significant forethought and analysis, the Company believes that more consumers today are purchasing a variety of value-priced software products on an impulse basis, similar to that for music CDs. As a result of this trend, the Company believes value-priced software, particularly in the lifestyle, edutainment, entertainment and education categories, is and will continue to be the highest growth segment of the consumer software market.

     The demand for a large number and broad spectrum of value-priced software products is also having significant impact on consumer software distribution. The distribution of consumer software has expanded beyond traditional software retailers and computer stores to include general mass merchandisers. As this trend continues, it will become increasingly important for software developers and publishers to create significant brand name recognition, establish strong retail relationships and consistently publish value-oriented, high-quality software providing significant sell-through opportunities for retailers of all kinds.

STRATEGY

     SoftKey's objective is to be the leading worldwide provider of value-priced, high-quality, consumer software for PCs, primarily produced on CD-ROM. Accordingly, SoftKey's strategy is to develop, license and acquire a broad range of quality software products with significant unit-volume potential at the lowest possible cost and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide, including retail channels, direct mail and OEMs. Key elements of this strategy include:

     Focusing on High-Growth Consumer Software Categories. The Company believes that the highest growth segments of the consumer software market over the past twelve months have been lifestyle, edutainment, entertainment and education. The Company believes that as the installed base of multimedia PCs with CD-ROMs grows, these segments will continue to exhibit the highest growth. SoftKey intends to continue to concentrate its publishing and development efforts on lifestyle, edutainment, entertainment and education products in order to further solidify its established position in these segments and fully exploit the highest growth components of the consumer software market.

     Broadly Distributing to the Consumer Market at Various Price Points. The Company believes that actively managing a broad distribution strategy and offering quality products across a variety of price points will maximize consumers' exposure to, and potential purchases of, SoftKey's products. The Company markets its products worldwide through traditional software retail channels, direct mail and OEMs as well as through emerging consumer software distribution channels such as book, music, drug and grocery store chains. SoftKey currently has relationships with over 40 national retailers and direct distributors controlling over 15,000 individual retail storefronts, including the retailers and distributors responsible for most of the nation's software sales. Such retailers include CompUSA, Staples and Office Depot.

     Continuously Introducing Large Volumes of New Titles with Shorter Lead Times and at Lower Costs. SoftKey believes that the consumer segment of the software market is beginning to be driven by dynamics similar to those in the music CD and book industries. The Company believes that in order to compete effectively, successful companies will ultimately need to publish large numbers of successful titles and introduce them to the market rapidly. SoftKey's product development strategy is to develop and acquire products in high-growth categories for rapid release and maintain development cycles that result in ongoing upgrades and product rotations in short periods of time. This practice of publishing a large number of titles in a broad range of categories and refreshing those titles on an ongoing basis effectively reduces the Company's dependence on any one "hit" title. To minimize product development costs, SoftKey's core development team focuses its efforts on developing proprietary products through enhancements, modifications and upgrades of acquired brand name products. SoftKey uses a shared code philosophy, which allows it to develop multiple products at different price points and for different branding strategies using the same core code. For example, SoftKey has published successful titles rapidly by combining well-recognized, third-party brands (such as Time, Sports Illustrated, American Heritage, Muppets and CNN) with readily available, quality technology and content. This strategy enables SoftKey to maximize product line profitability by leveraging successful "core" products. The Company also attempts to minimize fixed development costs by generally paying outside developer/authors royalties based on net sales proceeds from its licensed products.

     Building Strong Relationships with Retail Channels. SoftKey's retail distribution strategy is to foster strong direct relationships with large retailers through a broad product offering, actively assisting in channel management and innovative merchandising. Over 75% of SoftKey's revenues in the First Quarter 1995 from retail channels are derived from direct buying relationships with its customers. These direct relationships have been the result of an established history of developing and publishing a wide range of products and actively working with retailers to understand consumer purchasing behavior and trends. Retailers routinely share sell-through data with SoftKey, providing the Company with the ability to proactively tailor its product offerings, modify distribution tactics and optimize product marketing, merchandising, promotion and mix for specific retail channels and stores. The Company sponsors merchandising programs and provides for electronic data interface ("EDI") with most major accounts. The Company intends to continue to build its relationships with the retail channels in an effort to further entrench these strategic relationships and create a barrier to entry for potential new retail channel entrants.

     Acquiring Complementary Products, Technologies and Businesses. The Company believes the consumer software industry will continue to consolidate. Developers and publishers compete to achieve critical mass and leverage established and new distribution channels. The current SoftKey results from a business combination of three formerly independent software publishers in February 1994 and has established and enhanced its multimedia division through the subsequent acquisitions of Aris, Compact and SMC. SoftKey intends to actively explore additional product-driven and technology-driven acquisition opportunities consistent with the Company's overall publishing strategy.

     Enhancing Brand Awareness and Loyalty. The Company believes that its utilization of brand names and its focus on developing and publishing value-priced, high-quality, consumer software will result in increased SoftKey brand recognition, further differentiate the Company's products from those of its competitors and continue to generate customer loyalty. SoftKey employs brand names such as Sports Illustrated Swimsuit Calendar and Time Almanac and easily identifiable packaging, which the Company believes creates brand awareness and enhances customer loyalty.

PRODUCTS

     SoftKey develops and publishes software products in a broad range of consumer-oriented categories, including lifestyle, edutainment, productivity, entertainment and education. SoftKey's product strategy is to continuously introduce and offer its value-priced, high-quality, consumer software products through multiple channels and at multiple price points. Currently, the Company's product lines contain over 250 titles on a variety of platforms, including DOS, Windows and Macintosh. In the Three Months ended March 31, 1995, the Company's percentage of CD-ROM sales from its retail publishing business increased to over 80% of retail publishing revenues. SoftKey's product offerings are offered under the Premium, Key, Platinum and Instant lines, among others.

     Premium. SoftKey's Premium product line is the Company's most full-featured line with product pricing at retail generally ranging from $29.95 to $49.95. The Premium products have distinctive, oversized packaging that includes a "book flap" on the front sleeve or box. These products are designed to be less impulse purchase driven than the Company's other product lines. Products in the Premium line are often co-branded with recognizable consumer brand names and include: Time Almanac, The American Heritage Talking Dictionary, The Sports Illustrated Swimsuit Calendar, BodyWorks 4.0, Mosby's Medical Encyclopedia and The Muppets Calendar. The Premium product line currently includes over 50 titles.

     Key. SoftKey's Key product line is the Company's other "boxed" line with product pricing at retail from $19.95 to $29.95. The Key line's established history and familiar packaging distinguishes this brand within the value priced content and application market segment. The Key product line currently contains over 35 titles and includes: KeyCAD Complete, Key Travel Map, Key Mega Clip Art 7000, Key Home Gourmet and KeyFonts Pro, among others.

     Platinum. In December 1994, SoftKey became the first consumer software company to introduce a jewel-case only format software offering generally sold at retail for $12.99. SoftKey's Platinum products are designed for impulse purchases and are sold on a rack that can range from 16 to 80 facings. The Platinum line products and merchandising strategy are specifically designed for the retail channel to optimize gross margins per square foot. SoftKey currently offers a broad selection of over 60 titles within this product line and actively manages product mix and stock rotation for its direct retail relationships to maximize sell-through potential. The Platinum line includes titles in various consumer-oriented categories, including games, lifestyle (for, among others, cooking and gardening enthusiasts), education, reference and productivity (for generating labels, resumes and calendars and for other applications).

     Other Product Lines. Instant titles are products based upon the code-sharing philosophy at SoftKey and, in many cases, use the same core code as Premium titles, modified with respect to the number and kind of features being offered. Instant products are sold at retail for $19.95 and include Instant Resume, Instant Calendar, Instant Fonts, Instant Labels and Instant Address Book. SoftKey also publishes very low-priced, shareware software packaged individually and bundled under the Titanium Seal brand, which retails for $5.99 each. Individual products retail for between $1.99 and $4.99 each. The Company's offerings also include the Power Pack line of products which include three topically related software titles on one CD-ROM disk and sell at retail for $14.99 and the One-Stop CD Series, a single package of up to eleven CD-ROMs which offers a variety of low-cost software titles at retail for up to $29.95. As is the case with SoftKey's higher-priced products, all of the Company's low-priced products have been carefully evaluated and tested by the Company to ensure high quality and user enjoyment.

     Tax. In Canada, SoftKey is the leading supplier of tax software products and services. Large and small accounting firms, corporations and small businesses in Canada rely on SoftKey to develop and update software products for all aspects of tax preparation. SoftKey has also made significant inroads into the home tax market for preparation of individual tax returns. The Company intends to continue to create additional and enhanced tax software products for the Canadian marketplace by leveraging its core complementary areas of expertise. The Company's tax business has several significant competitive advantages in the Canadian tax software market. Its capital investments in recent years have placed the Company at the forefront of new tax and EDI software development. Moreover, the Company's market presence positions it to take advantage of the increasing demand for home tax products driven by the increase in consumer ownership of PCs. For the Year Ended December 31, 1994, the sale of tax software and related services in Canada represented 15% of net revenues of the Company.

SALES AND MARKETING

     The Company distributes its consumer software products through retail channels, direct mail and OEMs within the United States and through international channels.

     Retail Channels. SoftKey has relationships with over 40 national retailers and direct distributors controlling over 15,000 individual storefronts where most of the nation's software sales occur. SoftKey's retail distribution strategy is to foster strong direct relationships with large retailers through a broad product offering, actively assisting in channel management and innovative merchandising. The Company's dealer sales channel consists of traditional PC hardware and software retail stores, including national and regional chains and superstores. Increasingly, the Company sells its products to office superstores such as Staples, electronic superstores such as Circuit City and Best Buy and mass merchants such as K-Mart and Sears. The Company recently entered into an agreement with Warner Publisher Services, Inc., a Time Warner company which distributes to more than 100,000 retail outlets (including supermarkets, drug stores and airport terminals) and is one of the largest distributors of magazines, books and comics in the United States. In addition, the Company sells to distributors in the United States and Canada such as Ingram Micro Inc.

     Direct Mail. SoftKey's database of over 3 million end-users provides many cross-mailing opportunities. The Company mailed over 17.5 million pieces of targeted direct mail in the past twelve months. The Company typically utilizes targeted customer mailings highlighting specific products. Prior to a full mailing, the Company conducts test mailings at different price points and marketing approaches in order to maximize response rates from its customers. The Company also sells its products through direct mailings to end-users who are not part of the installed user base using rented mailing lists. SoftKey's direct mail efforts also include supplying products for the Company's catalog reseller customers, such as MicroWarehouse, Paper Direct, PC Connection and Global.

     Original Equipment Manufacturers. The objective of SoftKey's OEM strategy is to assist OEMs to differentiate their product lines at retail and to introduce the SoftKey brand to new hardware buyers. The Company licenses its software products to OEMs (including IBM, Apple, Compaq, Hewlett Packard and

Dell), which typically purchase the Company's products in higher volumes and at lower prices than retail stores and distributors. The costs incurred by the Company for OEM sales are reduced because in many cases the products are duplicated by the OEMs and sold without packaging or, in some instances, documentation.

     International. The Company believes that the international consumer software markets are rapidly growing as a result of trends similar to those driving the United States market. The Company intends to enhance its established presence in these international markets, leveraging SoftKey's development and distribution expertise as these markets continue to emerge. The Company operates subsidiaries outside of North America in Germany, Ireland, the United Kingdom and Japan. In addition to having distributors in those countries where it has subsidiaries, the Company has distributors in major European, Latin American and Pacific Rim countries, as well as in South Africa. The Company's subsidiary in Ireland generally coordinates manufacturing and distribution for all of the Company's sales in Europe and the Pacific Rim. Generally, retail stores outside North America are more reliant on distributors than retail stores in North America. As distribution environments differ from country to country, the Company tailors its distribution strategy accordingly.

PRODUCT DEVELOPMENT

     SoftKey develops and publishes products through internal development as well as licensing. Through this dual strategy approach, the Company is able to introduce new products while minimizing research and development costs.

     Internal Product Development. The Company's internal product development efforts are designed to result in efficient and timely product introductions by focusing on "core code" development. Where possible, the Company specifies, develops and manages (or purchases) one base of source code from which many products are created. Using one base of source code permits the Company to maximize programming efficiency because the investment of time and capital in developing the base source code is shared among multiple products and additional programming time is minimized. As a result, production schedules are more predictable and development costs are lower since the underlying code for new programs has previously been tested and debugged and the software already documented.

     In certain instances, the Company's internally developed products contain components that have been developed by outside developers or authors and are licensed by the Company. SoftKey pays these outside developer/authors a royalty based on a percentage of net sales. The Company expects that, particularly with respect to multimedia products, it will increasingly develop products which contain content licensed from third parties.

     The Company maintains research and development facilities and personnel in Cambridge, Massachusetts. In addition, a number of the Company's multimedia titles have been developed through its wholly owned subsidiaries, Aris and Compact. The Company's development efforts include product development, documentation and testing as well as the translation of certain of its products into foreign languages. Among the Company's current products that were developed internally are Calendar Creator, Time Almanac, The American Heritage Reference Dictionary, PC Paintbrush, MPC Wizard and PhotoFinish.

     Licensed Products. The Company supplements its development efforts by acquiring the rights to products on either an exclusive or non-exclusive basis, both through the purchase of products and under royalty-bearing licenses. Generally, the Company's license agreements provide for the payment of royalties based on a percentage of the Company's net sales proceeds of such products.

     The products typically are repackaged under the Company's proprietary labels and sold through its distribution channels. The advantage of this distribution method to the outside software developers is that the Company is generally able to provide a significantly greater volume of sales than the software developer would be able to command itself. The Company leverages its broad distribution strength and reputation for successfully publishing products to attract outside developer/authors and further enhance its relationships with the software development community. Retail and direct mail marketers benefit from this arrangement by having convenient access to a wide range of products offered by the Company.

     The Company's licensing of fully developed products allows for efficiencies because the cost of developing is borne by the licensor. Licensing also reduces the financial risk to the Company from a product that is not well-accepted by customers since the Company generally pays royalties based on actual sales.

     Among the Company's current products that have been licensed from third parties are KeyCad Complete, Key 3D Design Center, Key Travel Map, the Key Kids line and Key Org Chart.

     Both internally developed and licensed products under development are extensively tested by the Company's quality assurance department before being released for production. The department tests for bugs, functionality, ease-of-use and compatibility with the many popular PC configurations that are available to consumers.

PRODUCTION

     SoftKey strives to minimize production costs, driving costs down as unit volumes and the rate of new title introductions increase through process efficiencies and economies of scale. Production of the Company's products involves the duplication of diskettes or CD-ROMs and assembly of the diskettes, user manuals and other purchased components. In April 1994, in order to reduce its fixed product costs and minimize variable cost, the Company entered into a three-year agreement with Donnelley pursuant to which Donnelley provides all duplication, assembly and fulfillment, with certain specified exceptions (including CD-ROMs and products reproduced by OEMs), for all of the Company's existing U.S. products at Donnelley's plant in Crawfordsville, Indiana. All CD-ROM duplication is provided by other third-party vendors. The Company believes that its existing production capacity is sufficient to handle anticipated increases in volume and titles into the foreseeable future. The Company is also in the process of securing alternative production capacity from Donnelley in the event that the Crawfordsville plant suffers unforeseen production interruptions. Duplication of diskettes and assembly of the Company's international products take place at the Company's facilities in Dublin, Ireland.

TECHNICAL SUPPORT

     The Company provides a variety of technical support services to dealers, distributors, corporations and end users. Users of the Company's products currently receive free telephone support for the life of the product (until the next version is released or manufacturing of the product is discontinued). This support is provided by the Company's Technical Support Center in Marietta, Georgia. The Company currently has 37 full-time employees in Technical Support.

COMPETITION

     The consumer software market is highly competitive and is characterized by rapid changes in technology, customer requirements and the strategic direction of major PC hardware manufacturers and operating environment developers. Competition has intensified recently with increased emphasis on lower prices, brand recognition, higher demand for product diversification, end-user advertising and distribution channel merchandising. The Company's competitors vary in size from small companies with limited resources to large corporations with substantially greater resources and with similar or greater research, development and marketing capability. New opportunities for shifts in competitive position are occurring with the commercial success of Windows-based applications. Price reductions, with their attendant reduced gross margins, have become a significant competitive factor in the consumer software market. Should competitive pressures in the industry increase in the future, consumer software companies, including the Company, may have to increase their spending on sales, marketing and development or product royalties as a percentage of revenues, resulting in lower profit margins for individual companies and the industry.

     The Company has experienced, and continues to experience, competition for retail shelf space and general consumer awareness from products offered by other vendors. The competition is particularly intense in the retail distribution channel. There can be no assurance that software or hardware manufacturers will not market products that may adversely affect the Company's revenues and income. Principal competitive factors in the consumer software market include features and functions, product reliability, price/performance characteristics, integration of functions, name and brand recognition, availability and quality of support and service, ease of learning, installation and use on a range of hardware and software platforms.

     The Company also competes with other companies in the business and professional applications software market for distributors, dealers and other channels of product distribution. In addition to the factors listed above, the principal considerations for distributors and dealers in determining which products to stock or offer include profit margins and resulting price to customers, product support, service, availability of product supply, volume of new product introduction, credit terms and sales and marketing programs. In the international marketplace, an additional factor is the ability to introduce localized products to new and developing countries.

     In both the professional and home income tax preparation markets, there are relatively few barriers to entry for competitors. In Canada, there are numerous companies offering tax preparation software products for both the professional and home user. As a result, there is significant price competition in this market. Currently, the Company's tax products are generally designed to run on DOS and Windows operating systems, with certain professional packages running on the Macintosh system. The demand for and ability to develop successful packages to run in the Windows operating environment may affect the success of such products. In both the professional and home income tax markets, there is a large degree of product loyalty because of the ability to update previously entered information (rather than re-entering all information on a new product) and familiarity with the product's features.

PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of trade secret, copyright, trademark and other proprietary rights laws and license agreements to protect its rights to its software products and related documentation. Under existing laws of the United States and most foreign countries, many software applications cannot be patented. The Company does not have any patents. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication of the Company's software. The Company generally licenses its externally developed products rather than transferring title and has relied on contractual arrangements with recipients and users of its products to establish certain proprietary rights and to maintain confidentiality of those products protected by trade secret law. Consistent with standard industry practice, the Company's products generally are licensed pursuant to "shrink-wrap" licenses that are not signed by the licensee. The enforceability of such licenses has not been conclusively determined.

     The Company has registered numerous trademarks in the United States and Canada, and a small number in other countries, for title or components of its products and has trademark registrations pending in the United States and other countries for various new products.

     Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy can be expected to be a persistent problem for the "shrink-wrap" software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

     The Company periodically receives communications alleging or suggesting that its products may incorporate material covered by the copyrights, trademarks or other proprietary rights of third parties. With respect to licensed products, the Company is generally indemnified against liability on these matters. The Company's policy is to investigate the factual basis of such communications and to resolve such matters promptly by enforcing its rights, negotiating licenses (if necessary) or taking other appropriate actions.

     In certain circumstances, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, whether with or without merit, could be costly and a diversion of management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.

EMPLOYEES

     At June 8, 1995, the Company had approximately 450 employees. The Company believes that its success is highly dependent on its ability to attract and retain qualified employees. As necessary, the Company supplements its regular employees with temporary and contract personnel. No employees are covered by a collective bargaining agreement, and there have been no work stoppages.

LEGAL PROCEEDINGS

     On June 10, 1994, the director of Investigation and Research under the Competition Act (Canada) (the "Act") commenced an inquiry in Canada under the non-criminal, reviewable practices provisions of the Act respecting the activities of the Company's Canadian subsidiary, SoftKey Software Products Inc., an Ontario corporation whose predecessor, Former SoftKey, was also called SoftKey Software Products Inc. ("SoftKey Software"), in the tax preparation software business in Canada. On June 28, 1994, an order requiring SoftKey Software, along with other companies in the Canadian tax preparation software business, to produce certain documents and information respecting the Canadian tax preparation software industry was issued by the Federal Court of Canada Trial Division. SoftKey Software has provided the Canadian Bureau of Competition Policy (the "Bureau") with the documents and information sought by the Bureau and is continuing to cooperate with the Bureau in its inquiry into the Company's activities. At this time, no formal application has been made seeking a remedy under the Act.

FACILITIES

     The Company's headquarters are currently located in approximately 71,000 square feet of space in an office building in Cambridge, Massachusetts, where the Company's executive, administrative, marketing and product development activities are currently conducted. In addition to its headquarters in Cambridge, the Company leases approximately 20,000 square feet of office space in Marietta, Georgia, where the Company's customer service and technical support activities are principally conducted. The Marietta lease expires in October 1996.

     SoftKey Software owns the land and a building with approximately 18,600 square feet of office space in Sherbrooke, Quebec, leases approximately 22,000 square feet of office space in Mississauga, Ontario and leases additional warehouse and office space in Mississauga, Ontario, Sherbrooke, Quebec and Calgary, Alberta.

     The Company also leases office, manufacturing and warehouse space in Sutton and London, England, Dublin, Ireland, Munich, Germany and certain other foreign countries in which it operates. The Company believes that its facilities, in general, are adequate for its present and currently foreseeable needs.

                                   MANAGEMENT

     The directors and executive officers of the Company are as follows:

Michael J. Perik...................    37    Chairman of the Board and Chief Executive Officer
Kevin O'Leary......................    40    President and Director
Robert Gagnon......................    57    Executive Vice President of SoftKey Software and
                                             Director
Peter Hamilton.....................    48    Executive Vice President of Operations
Alexander W. Hoag..................    37    Executive Vice President, Products and Chief
                                             Technology Officer
David E. Patrick...................    39    Executive Vice President, Worldwide Sales
Edward J. Sattizahn................    49    Executive Vice President, Marketing
R. Scott Murray....................    31    Chief Financial Officer
Neal S. Winneg.....................    35    Vice President, General Counsel and Secretary
Michael A. Bell....................    40    Director
Robert Rubinoff....................    56    Director
Scott M. Sperling..................    37    Director

     Michael J. Perik became Chairman of the Board and Chief Executive Officer of the Company in February 1994. He is also President and a director of SoftKey Software. Prior to the Three-Party Combination, Mr. Perik had been Chief Executive Officer and a director of Former SoftKey since 1991. From 1988 until 1991, he was Vice President of Investments of Denbridge Capital Corporation, a Canadian investment company.

     Kevin O'Leary became President and a director of the Company in February 1994. He is a founder of Former SoftKey and, prior to the Three-Party Combination, was President and a director of Former SoftKey and its predecessors since 1984.

     Robert Gagnon became a director of the Company in February 1994 and has been a director and Executive Vice President of SoftKey Software since February 1994. Prior to the Three-Party Combination, he had been a director of Former SoftKey from 1991 and Vice President, Finance, of Informatrix 2000, Inc., a Canadian predecessor of Former SoftKey from 1987.

     Peter Hamilton has been Executive Vice President of Operations of the Company since April 1994 and is an employee of SoftKey Software. He is also President of Insight which, from April 1990 to June 1993, constituted a portion of Former SoftKey's Consulting Division and which was sold to a company owned by Mr. Hamilton and two other individuals in 1993. Prior to the sale of Insight in 1993, Mr. Hamilton was President of SoftKey Software's Consulting Division from April 1990. Prior to April 1990, when Former SoftKey acquired Insight, Mr. Hamilton was a Vice President of Insight.

     Alexander W. Hoag became Executive Vice President, Products and Chief Technology Officer in April 1995. Prior thereto, he had been Senior Vice President of Products of the Company since the Three-Party Combination. Prior thereto and since the fall of 1992, Mr. Hoag held various positions with the Company, including Vice President and General Manager of the ZSoft business unit and prior positions in Marketing. From the fall of 1991 until the fall of 1992, Mr. Hoag held business development responsibilities with Software Ventures in Berkeley, California. Prior thereto, Mr. Hoag was Director of Marketing of Quark Inc. from 1989 to 1991.

     David E. Patrick, became Executive Vice President, Worldwide Sales, in August 1994. He joined the Company in October 1990 as Vice President of Marketing, Development and Strategic Planning. In May 1992, he became Executive Vice President of the Company, and in August 1993, he became Chief Operating Officer of the Company. From September 1988 to October 1990, Mr. Patrick was Vice President of World-Wide Sales and Marketing of Sitka Corporation, formerly Tops, a wholly owned subsidiary of Sun Microsystems.

     Edward J. Sattizahn became Executive Vice President, Marketing in August 1994. Prior thereto, he had been first Director of Marketing and then Vice President of Direct Marketing after joining the Company in March 1991 in connection with the Company's acquisition of Lifetree Software, Inc. From 1988 to March 1991, Mr. Sattizahn was President of Lifetree Software, Inc.

     R. Scott Murray became Chief Financial Officer in May 1994 after having joined the Company in February 1994 as Vice President, Corporate Acquisitions. Prior thereto, Mr. Murray was a manager with Arthur Andersen & Co. in Toronto, Ontario from September 1985 until February 1994.

     Neal S. Winneg joined the Company in April 1994 as Vice President, General Counsel and Secretary. From 1986 to 1989 and again from 1990 to 1993, Mr. Winneg was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom. From 1989 to 1990, Mr. Winneg was Vice President and a director of Dimensional Foods Corporation, a food technology company.

     Michael A. Bell became a director of the Company in February 1994. He has been a director and officer of Monitor Company, Inc., a management consulting firm, and a group of affiliated companies since 1983.

     Robert Rubinoff became a director of the Company in February 1994. Mr. Rubinoff is also a director of SoftKey Software. Prior to the Three-Party Combination he had been a director of Former SoftKey and its predecessors from 1987. Since 1986 and 1979, respectively, he has been the President of Inglewood Holdings Inc. and Daray Holdings Ltd., each of which is a private Canadian investment firm. Mr. Rubinoff is a director of National Fibretech, Inc., a Canadian carpet manufacturer, and Place Resources Ltd., a Canadian oil and gas company, and is also a director of several private corporations.

     Scott M. Sperling became a director of the Company in February 1994. He had been a director of Spinnaker from 1987. Mr. Sperling has been Managing Director of the Thomas H. Lee Company, a private investment company, since September 1994. Prior thereto, he was Managing Partner of Aeneas Group, Inc., an investment company and a wholly owned subsidiary of Harvard Management Company, Inc., where he was an officer from 1984 to September 1994. Mr. Sperling is also a director of Beacon Properties Corporation, a real estate company, and Kurzweil Applied Intelligence, Inc., a software company, and is a director of several private corporations.


                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth as of June 2, 1995 and after giving effect to the sale of the shares of Common Stock offered hereby by the Company and the Selling Stockholders certain information with respect to beneficial ownership of: (i) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose salary plus bonus exceeded
$100,000 (collectively the "Named Executive Officers"), (ii) each of the
Company's Directors, (iii) all directors and executive officers of the Company as a group, (iv) each other person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock and
(v) each Selling Stockholder.

                                          SHARES BENEFICIALLY                         SHARES TO BE
                                             OWNED PRIOR TO                     BENEFICIALLY OWNED AFTER
                                              OFFERING(2)          SHARES TO            OFFERING
         NAME AND ADDRESS(1)            ------------------------   BE SOLD IN   ------------------------
         OF BENEFICIAL OWNER             NUMBER          PERCENT    OFFERING     NUMBER          PERCENT
- --------------------------------------  ---------        -------   ----------   ---------        -------
DIRECTORS AND NAMED EXECUTIVE
  OFFICERS:
Michael A. Bell.......................     20,000            *         --           20,000           *
Robert Gagnon.........................    362,289(3)        1.8%       --          362,289          1.7%
Kevin O'Leary.........................    535,731(4)        2.7        --          452,657(5)       2.1
David E. Patrick......................     31,666            *         --           31,666           *
Michael J. Perik......................    791,618           3.9      128,439       663,179          3.0
Robert Rubinoff.......................     80,000(6)         *         --           80,000           *
Edward J. Sattizahn...................     20,331            *         --           20,331           *
Scott M. Sperling.....................     20,000            *         --           20,000           *
All executive officers and directors
  as a group (12 persons)(7)..........  2,259,835          10.8      128,439     2,048,322          8.9

5% STOCKHOLDER:
FMR Corp(8)...........................  1,666,800           8.5       --         1,666,800
82 Devonshire Street
Boston, MA 02109

ADDITIONAL SELLING STOCKHOLDERS:
1128288 Ontario Inc...................     83,074(5)       *          83,074(5)      --              --
Michael Bates(9)......................    239,611           1.2      212,531        27,080           *

- ---------------
* Represents less than 1% of the outstanding shares of Common Stock.

(1) Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

(2) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power, except to the extent authority is shared by spouses under applicable law. Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number and percent of shares of Common Stock owned by such person or group.

(3) Includes 240,485 shares of Common Stock issuable upon exchange of Exchangeable Shares owned of record by a corporation wholly owned by Mr. Gagnon.

(4) Includes 295,231 shares of Common Stock issuable upon exchange of Exchangeable Shares owned of record by four corporations wholly owned by Mr. O'Leary.

(5) As of the date of this Prospectus, Kevin O'Leary beneficially owns an aggregate of 83,074 shares of Common Stock issuable upon exchange of Exchangeable Shares owned of record by two corporations directly or indirectly wholly owned by Mr. O'Leary (the "Quebec Corporations"). Prior to the sale of the shares offered hereby, Mr. O'Leary will sell (a) all of the issued and outstanding shares of one of the Quebec Corporations, and (b) all of the issued and outstanding shares of the sole stockholder of the other Quebec Corporation, to 1128288 Ontario Inc. (the "Ontario Corporation"), a corporation wholly owned by John Suske, an investor relations consultant to the Company. Immediately after the sale of the Quebec Corporations to the Ontario Corporation and prior to the sale of the shares offered hereby, Mr. Suske will cause (i) the Quebec Corporations to be wound up and the 83,074 Exchangeable Shares owned of record by them to be distributed to the Ontario Corporation, (ii) the Ontario Corporation to exchange such Exchangeable Shares for 83,074 shares of Common Stock, and (iii) the Ontario Corporation to sell such shares of Common Stock pursuant to this Prospectus.


(6) Includes 60,000 shares of Common Stock issuable upon exchange of Exchangeable Shares owned by a corporation. Mr. Rubinoff exercises investment and voting power over these Exchangeable Shares.

(7) See notes (3), (4), (5) and (6) above.

(8) Based upon information contained in a Schedule 13G dated February 13, 1995 filed with the Commission by FMR Corp. (jointly with Fidelity Management and Research Company, Fidelity Magellan Fund and Edward C. Johnson 3rd, Chairman of FMR Corp.), FMR has reported that it has sole voting power over 25,000 shares of Common Stock and sole investment power over 1,666,800 shares of Common Stock.

(9) Until May 31, 1995, Michael Bates was employed by the Company as a Senior Publisher pursuant to an employment agreement effective as of September 13, 1994. Mr. Bates and the Company have agreed that subsequent to May 31, 1995, Mr. Bates will source potential products for the Company to license from outside software developers, for which he will earn a commission.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.01 per share, 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and one share of special voting stock, par value $1.00 per share (the "Special Voting Share").

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights of holders of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities subject to any preferential payments required to be made to holders of outstanding Preferred Stock, if any. Holders of Common Stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable. The preferences and rights of holders of shares of Common Stock may become subject to those of holders of shares of any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without further stockholder approval, to issue the shares of Preferred Stock in one or more series from time to time and to fix the powers, designations, preferences, and rights, and the qualifications, limitations, or restrictions of such preferences and/or rights. The Company has no current plans to issue any Preferred Stock. While the issuance of Preferred Stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, such issuance could also make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or discourage an attempt to gain control of the Company.

SPECIAL VOTING SHARE

     The Company's sole authorized and outstanding Special Voting Share is held of record by The R-M Trust Company, as Trustee (the "Trustee"), under a Voting and Exchange Trust Agreement pursuant to which each holder of Exchangeable Non-Voting Shares of SoftKey Software (the "Exchangeable Shares"), other than the Company or any entity controlled by the Company (a "Controlled Entity"), is entitled to instruct the Trustee to exercise one of the votes attached to the Special Voting Share for each Exchangeable Share held by such holder. Except as otherwise required by law or the Company's Restated Certificate of Incorporation, as amended, the holder of record of the Special Voting Share will have a number of votes equal to the number of Exchangeable Shares outstanding from time to time not owned by the Company or any Controlled Entity. The holders of shares of the Common Stock and the Special Voting Share vote together as a single class on all matters, except as may be required by applicable law. The holder of the Special Voting Share is entitled to receive dividends. In the event of any liquidation, dissolution or winding-up of the Company, the holder of the Special Voting Share will not be entitled to receive any assets of the Company available for distribution to its stockholders. At such time as the Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by the Company or a Controlled Entity, and there are no shares of stock, debt, options or other agreements of the Company which could give rise to the issuance of any Exchangeable Shares to any person (other than the Company or a Controlled Entity), the Special Voting Share will be cancelled.

     The Exchangeable Shares were originally issued to certain holders of common shares of Former SoftKey in the Three-Party Combination. All Exchangeable Shares not exchanged for an equivalent number of shares of Common Stock by February 4, 2005 (the "Redemption Date") will be redeemed by SoftKey Software for a price per share equal to the current market price of a share of Common Stock plus a cash amount equivalent to the full amount of all unpaid dividends thereon, and the Special Voting Share will thereupon be cancelled. The Board of Directors of SoftKey Software may extend the Redemption Date or, if at any time there are less than 50,000 outstanding Exchangeable Shares (other than Exchangeable Shares held by the Company or any Controlled Entity, subject to adjustment to reflect permitted changes to the Exchangeable Shares), accelerate the Redemption Date.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed The First National Bank of Boston as transfer agent and registrar of the Common Stock.


                                  UNDERWRITING

     The Underwriters named below, represented by Montgomery Securities, Adams,
Harkness & Hill, Inc. and CS First Boston Corporation (the "Underwriters"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the price to public less the underwriting discount set forth on the cover page of the Prospectus. The
Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares if they purchase any.

                                                                                    NUMBER OF
       UNDERWRITERS                                                                  SHARES
- ----------------------------------------------------------------------------------  ---------
Montgomery Securities.............................................................
Adams, Harkness & Hill, Inc. .....................................................
CS First Boston Corporation.......................................................

                                                                                    ---------
  Total...........................................................................  2,424,044
                                                                                    =========

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose initially to offer the Common Stock directly to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than
$          per share, and the Underwriters may allow, and such dealers may
reallow, a concession of not more than $          per share to certain other
dealers. After the offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate maximum of 363,607 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company's officers and directors and the Selling Stockholders have agreed that, for a period of 90 days from the date of this Prospectus, they will not, directly or indirectly, offer to sell, sell, contract to sell or otherwise sell or dispose of any shares of their Common Stock without the prior written consent of Montgomery Securities. The Company has agreed not to sell any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of Montgomery Securities, except that the Company may, without consent, issue shares of Common Stock upon exercise of stock options outstanding as of the date of this Prospectus, grant additional options under the Company's stock option plans consistent with past practices, issue shares of Common Stock upon conversion, exercise or exchange of securities outstanding as of the date of this Prospectus that are convertible into shares of Common Stock and issue shares of Common Stock in business combination transactions accounted for as poolings of interest.

     In connection with this offering, certain Underwriters and selling group members may engage in passive market-making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market-making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market-makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market-maker on each day are limited to a specified percentage of the passive market-maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market-making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "SKEY."

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase an aggregate of 69,375 shares of Common Stock, which are or become exercisable in periodic installments through June 1998. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and related schedule of the Company as of and for the year ended December 31, 1994, included in this Prospectus and elsewhere in this registration statement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their report thereon dated March 3, 1995 and included herein in reliance on such report, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements and related schedules of the Company as of December 31, 1993, June 30, 1993 and for the Transition Period from July 4, 1993 to December 31, 1993 and for each of the two years in the period ended June 30, 1993, included in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report therein dated January 16, 1995 and included herein. In its report, Arthur Andersen LLP states that with respect to the consolidated financial statements and related schedules of WordStar as of June 30, 1993 and for each of the two years in the period ended June 30, 1993, Spinnaker as of June 30, 1993 and for the year then ended and Spinnaker as of June 30, 1992 and for the year then ended, its opinion is based on the reports of other independent accountants, namely KPMG Peat Marwick LLP, Price Waterhouse LLP and Deloitte & Touche LLP, respectively. The consolidated financial statements and related schedules of the Company have been included herein in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing. The report of Price Waterhouse LLP on the consolidated financial statements of Spinnaker as of June 30, 1993 and for the year then ended contains an explanatory paragraph relating to Spinnaker's ability to continue as a going concern as described in Note 12 of the consolidated financial statements of Spinnaker (not included herein). The report of Deloitte & Touche LLP on the consolidated financial statements of Spinnaker for the year ended June 30, 1992 expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty in connection with an arbitration proceeding referred to in
Note 12 of the consolidated financial statements of Spinnaker (not included herein).

                           SOFTKEY INTERNATIONAL INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      ----
Reports of Independent Public Accountants..........................................    F-2
Consolidated Balance Sheets as of December 31, 1994 and 1993 and June 30, 1993.....    F-7
Consolidated Statements of Operations for the Year Ended December 31, 1994,
  Transition Period Ended December 31, 1993 and the Years Ended June 30, 1993 and
  1992.............................................................................    F-8
Consolidated Statements of Stockholders' Equity (Deficit) for the Year Ended
  December 31, 1994, Transition Period Ended December 31, 1993 and the Years Ended
  June 30, 1993
  and 1992.........................................................................    F-9
Consolidated Statements of Cash Flows for the Year Ended December 31, 1994,
  Transition Period Ended December 31, 1993 and the Years Ended June 30, 1993 and
  1992.............................................................................   F-10
Notes to Consolidated Financial Statements.........................................   F-11
Unaudited Condensed Consolidated Balance Sheets as of March 31, 1995 and December
  31, 1994.........................................................................   F-28
Unaudited Condensed Consolidated Statements of Operations for the Three Months
  Ended March 31, 1995 and 1994....................................................   F-29
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1995 and 1994....................................................   F-30
Notes to Unaudited Condensed Consolidated Financial Statements.....................   F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors of SoftKey International Inc.:

     We have audited the accompanying consolidated balance sheet of SoftKey International Inc. as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SoftKey International Inc. as of December 31, 1994 and the consolidated results of their operations and cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

     In connection with our audit of the financial statements referred to above, we have also audited the related financial statement schedule. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 3, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
SoftKey International Inc.:

     We have audited the accompanying consolidated balance sheets of SoftKey International Inc. and subsidiaries (the "Company") as of December 31, 1993 and June 30, 1993, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the Transition Period from July 4, 1993 to December 31, 1993 and for each year in the two-year period ended June 30, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. As discussed in Notes 1 and 2, SoftKey Software Products Inc., Spinnaker Software Corporation ("Spinnaker") and WordStar International Incorporated ("WordStar") completed a three-way merger on February 4, 1994 (the "Three-Party Combination") that has been accounted for as a pooling-of-interests in the accompanying financial statements. We did not audit the financial statements of Spinnaker or WordStar as of June 30, 1993, or for any of the years in the two-year period ended June 30, 1993. Such statements are included in the accompanying consolidated financial statements of SoftKey International Inc. and reflect 38 percent of the consolidated total assets as of June 30, 1993 and 55 and 67 percent of the respective consolidated total revenues for the years ended June 30, 1993 and 1992, respectively. The financial statements of Spinnaker and WordStar were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for Spinnaker or WordStar, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SoftKey International Inc. and subsidiaries as of December 31, 1993 and June 30, 1993 and the results of their operations and cash flows for the Transition Period from July 4, 1993 to December 31, 1993 and for each year in the two-year period ended June 30, 1993, in conformity with generally accepted accounting principles.

     The report of Price Waterhouse LLP on the consolidated financial statements of Spinnaker as of June 30, 1993 and for the year then ended contains an explanatory paragraph relating to Spinnaker's ability to continue as a going concern as described in Note 12 of the consolidated financial statements of Spinnaker (not included herein). The report of Deloitte & Touche LLP on the consolidated financial statements of Spinnaker as of June 30, 1992 and for the year then ended expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty in connection with an arbitration proceeding referred to in Note 12 of the consolidated financial statements of Spinnaker (not included herein).

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 16, 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
WordStar International Incorporated:

     We have audited the consolidated balance sheet of WordStar International Incorporated and subsidiaries as of June 30, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1993 (not presented separately herein). In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedules (not presented separately herein). These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WordStar International Incorporated and subsidiaries as of June 30, 1993, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1993, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                            KPMG PEAT MARWICK LLP

San Francisco, California
September 13, 1993

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Spinnaker Software Corporation and Subsidiaries
Cambridge, Massachusetts

     We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of Spinnaker Software Corporation and subsidiaries for the year ended June 30, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the Companies' operations and their cash flows for the year ended June 30, 1992 in conformity with generally accepted accounting principles.

     As discussed in Note 12 to the consolidated financial statements, the Company is the defendant in an arbitration proceeding alleging a breach of rights under a share Registration Rights Agreement. The ultimate outcome of the arbitration cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of this matter has been made in the accompanying financial statements.

                                          DELOITTE & TOUCHE LLP

September 30, 1992 (Except for Note 12,
  for which the date is October 12, 1992)
Boston, Massachusetts

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Spinnaker Software Corporation

     In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Spinnaker Software Corporation and its subsidiaries at June 30, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has incurred a significant obligation from the resolution of an arbitration proceeding which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP

Boston, Massachusetts
September 28, 1993, except as to Note 12, which is as of December 3, 1993

                           SOFTKEY INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,   JUNE 30,
                                                                  1994           1993         1993
                                                              ------------   ------------   --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................................  $   12,205     $   22,797    $ 27,929
  Marketable securities......................................          --             --       1,400
  Accounts receivable, less allowances for returns and
     doubtful accounts of $6,744, $16,216, and $8,168,
     respectively............................................      16,745         12,677      20,824
  Inventories................................................       9,795          4,561       5,382
  Other current assets.......................................       8,247          5,642       3,810
                                                              ------------   ------------   --------
                                                                   46,992         45,677      59,345
                                                              ------------   ------------   --------
Property and equipment, net..................................       9,325          6,478       7,871
Goodwill, net................................................      32,051         24,794      26,999
Other assets, net............................................       2,447          2,385      34,259
                                                              ------------   ------------   --------
                                                               $   90,815     $   79,334    $128,474
                                                               ==========     ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses......................  $   22,956     $   33,686    $ 27,593
  Merger and reorganization accruals.........................       1,899         14,155       6,954
  Accrual for legal settlements..............................       1,770          9,417          --
  Current portion of long-term obligations...................       1,008          1,471         852
  Current portion of related party debt......................       1,008            900          --
  Deferred revenues..........................................       2,830          3,650         894
                                                              ------------   ------------   --------
                                                                   31,471         63,279      36,293
                                                              ------------   ------------   --------
LONG-TERM OBLIGATIONS:
  Revolving line-of-credit...................................       7,700             --          --
  Long-term debt.............................................       1,403         10,638      11,611
  Deferred income taxes......................................       4,323            827         613
  Other long-term obligations................................       7,318          7,454       8,174
  Related party debt.........................................       1,115          5,768       9,850
                                                              ------------   ------------   --------
                                                                   21,859         24,687      30,248
                                                              ------------   ------------   --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock series B, $0.01 par value -- Authorized,
     issued and outstanding -- none at December 31, 1994;
     5,176,532 shares at December 31, 1993; and 5,000,000
     shares at June 30, 1993.................................          --             52          50
  Special voting stock -- Authorized and issued -- one share representing the voting rights of 4,104,978 outstanding
     Exchangeable Shares at December 31, 1994; none at
     December 31, 1993 and June 30, 1993                               --             --          --
  Common stock, $0.01 par value -- Authorized -- 24,500,000
     shares; issued and outstanding 16,697,003 shares at
     December 31, 1994; 14,768,415 shares at December 31,
     1993; and 13,867,926 shares at June 30, 1993............         167            148         139
  Additional paid-in-capital.................................     191,390        162,650     158,240
  Accumulated deficit........................................    (142,792)      (163,025)    (89,550)
  Cumulative translation adjustment..........................      (9,651)        (8,313)     (6,802)
  Treasury stock, $0.01 par value, at cost (130,995 shares at
     December 31, 1994; 14,000 shares at December 31, 1993,
     and June 30, 1993)......................................      (1,629)          (144)       (144)
                                                              ------------   ------------   --------
                                                                   37,485         (8,632)     61,933
                                                              ------------   ------------   --------
                                                               $   90,815     $   79,334    $128,474
                                                               ==========     ==========    ========

  (The accompanying notes are an integral part of these consolidated financial statements)

                           SOFTKEY INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                TRANSITION           YEARS ENDED
                                               YEAR ENDED      PERIOD ENDED           JUNE 30,
                                              DECEMBER 31,     DECEMBER 31,     ---------------------
                                                  1994             1993           1993         1992
                                              ------------     ------------     --------     --------
REVENUES....................................  $   121,287      $    41,645      $109,704     $119,518
COST OF REVENUES............................       39,085           27,748        49,993       48,038
                                              ------------     ------------     --------     --------
GROSS MARGIN................................       82,202           13,897        59,711       71,480
                                              ------------     ------------     --------     --------
OPERATING EXPENSES:
  Sales, marketing and support..............       27,274           19,322        38,014       38,746
  General and administrative................       22,444           15,598        24,278       22,060
  Research and development..................        6,696            2,563         8,198        5,685
  Purchased research and development........           --               --        19,051           --
  Merger and reorganization costs...........        1,079           38,944        20,962        1,390
  Provision for (gain) product lines sold or
     discontinued...........................         (778)             710         2,989        4,198
  Provisions (reversals) for litigation.....         (254)           5,817         3,200           --
                                              ------------     ------------     --------     --------
     Total operating expenses...............       56,461           82,954       116,692       72,079
                                              ------------     ------------     --------     --------
OPERATING INCOME (LOSS).....................       25,741          (69,057)      (56,981)        (599)
                                              ------------     ------------     --------     --------
OTHER INCOME (EXPENSE):
  Interest income...........................          520              639         1,799          927
  Interest expense..........................       (1,036)          (1,641)       (2,296)      (2,365)
  Other income (expense), net...............          (19)             258           331          (58)
                                              ------------     ------------     --------     --------
     Total other income (expense)...........         (535)            (744)         (166)      (1,496)
                                              ------------     ------------     --------     --------
INCOME (LOSS) BEFORE TAXES..................       25,206          (69,801)      (57,147)      (2,095)
PROVISION FOR INCOME TAXES..................        4,061            3,457           103        2,888
                                              ------------     ------------     --------     --------
NET INCOME (LOSS)...........................  $    21,145      $   (73,258)     $(57,250)    $ (4,983)
                                               ==========       ==========      ========     ========
NET INCOME (LOSS) PER SHARE:
  Primary...................................  $      1.07      $     (5.01)     $  (4.36)    $   (.47)
  Fully Diluted.............................  $      1.04      $     (5.01)     $  (4.36)    $   (.47)
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING:
  Primary...................................   19,672,000       14,618,000      13,129,000   10,502,000
  Fully Diluted.............................   21,115,000       14,618,000      13,129,000   10,502,000

  (The accompanying notes are an integral part of these consolidated financial statements)

                           SOFTKEY INTERNATIONAL INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                                        TOTAL
                                SERIES A   SERIES B    COMMON STOCK   ADDITIONAL               CUMULATIVE            STOCKHOLDERS'
                                PREFERRED  PREFERRED  --------------   PAID-IN    ACCUMULATED  TRANSLATION TREASURY     EQUITY
                                  STOCK      STOCK    SHARES  AMOUNT   CAPITAL      DEFICIT    ADJUSTMENT   STOCK     (DEFICIT)
                                ---------  ---------  ------  ------  ----------  -----------  ----------  --------  ------------
BALANCE JUNE 30, 1991..........   $  --      $  --     9,853   $ 98    $ 85,913    $ (27,235)   $   (131)  $  (144)    $ 58,501
Stock issued under exercise of
  options and warrants.........      --         --       434      4       3,179           --          --        --        3,183
Acquisition of Cantax and
  others.......................      --         --        82      1       1,329           --          --        --        1,330
Net proceeds from the sale of
  stock........................      --         --       103      1       1,148           --          --        --        1,149
Stock issued for warrants......      --         --     1,800     18      25,393           --          --        --       25,411
Conversion of debt to common
  stock........................      --         --       376      4       2,953           --          --        --        2,957
Translation adjustments........      --         --        --     --          --           --        (417)       --         (417)
Dividend.......................      --         --        --     --          --          (82)         --        --          (82)
Net loss.......................      --         --        --     --          --       (4,983)         --        --       (4,983)
                                  -----      -----    ------   ----    --------   ----------    --------    ------     --------
BALANCE JUNE 30, 1992..........      --         --    12,648    126     119,915      (32,300)       (548)     (144)      87,049
Stock issued under exercise of
  options and warrants.........      --         --       161      2       1,360           --          --        --        1,362
Stock issued under Lifetree
  Software, Inc. and N.B.I.
  agreements...................      --         --        38     --         860           --          --        --          860
Sale of common stock...........      --         --       573      6      12,116           --          --        --       12,122
Stock issued for settlement of
  expenses.....................      --         --        66      1       1,093           --          --        --        1,094
Sale of Series B preferred and
  common stock.................      --         50       382      4      22,896           --          --        --       22,950
Translation adjustments........      --         --        --     --          --           --      (6,254)       --       (6,254)
Net Loss.......................      --         --        --     --          --      (57,250)         --        --      (57,250)
                                  -----      -----    ------   ----    --------   ----------    --------    ------     --------
BALANCE JUNE 30, 1993..........      --         50    13,868    139     158,240      (89,550)     (6,802)     (144)      61,933
Stock issued under exercise of
  options and warrants.........      --         --         4     --          36           --          --        --           36
Stock issued for settlement of
  expenses.....................      --         --         1     --          27           --          --        --           27
Exercise of stock warrants.....      --         --       895      9       3,537           --          --        --        3,546
Preferred dividend.............      --          2        --     --         810         (812)         --        --           --
Translation adjustments........      --         --        --     --          --           --      (1,511)       --       (1,511)
Net loss duplicated in
  consolidation................      --         --        --     --          --          595          --        --          595
Net loss.......................      --         --        --     --          --      (73,258)         --        --      (73,258)
                                  -----      -----    ------   ----    --------   ----------    --------    ------     --------
BALANCE DECEMBER 31, 1993......      --         52    14,768    148     162,650     (163,025)     (8,313)     (144)      (8,632)
Acquisition of Aris............      --         --       463      5           5         (230)         --        --         (220)
Acquisition of Compact.........      --         --       409      4         848         (382)         --        --          470
Acquisition of SMC.............      --         --       602      6       6,809           --          --        --        6,815
Spinnaker rights offering and
  redemption of Series B
  preferred stock..............      --        (52)    2,668     27          25           --          --        --           --
Issuance of Series A preferred
  stock upon conversion of
  Phemus debt..................      30         --        --     --       2,970           --          --        --        3,000
Preferred dividend.............       3         --        --     --         297         (300)         --        --           --
Conversion of common stock to
  Exchangeable Shares..........      --         --    (7,582)   (75)         75           --          --        --           --
Conversion of Exchangeable
  Shares to common stock.......      --         --     4,156     41         (41)          --          --        --           --
Conversion of debt to common
  stock........................      --         --       126      1       9,637           --          --        --        9,638
Conversion of Series A
  preferred stock to common
  stock........................     (33)        --       268      3          30           --          --        --           --
Treasury stock purchased.......      --         --        --     --          --           --          --    (1,485)      (1,485)
Stock issued under exercise of
  options and warrants.........      --         --       648      6       5,811           --          --        --        5,817
Stock issued for settlement of
  expenses.....................      --         --       171      1       2,274           --          --        --        2,275
Translation adjustments........      --         --        --     --          --           --      (1,338)       --       (1,338)
Net income.....................      --         --        --     --          --       21,145          --        --       21,145
                                  -----      -----    ------   ----    --------   ----------    --------    ------     --------
BALANCE DECEMBER 31, 1994......   $  --      $  --    16,697   $167    $191,390    $(142,792)   $ (9,651)  $(1,629)    $ 37,485
                                  =====      =====    ======   ====    ========   ==========    ========    ======     ========

  (The accompanying notes are an integral part of these consolidated financial statements)

                           SOFTKEY INTERNATIONAL INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            TRANSITION        YEARS ENDED
                                                                             YEAR ENDED    PERIOD ENDED        JUNE 30,
                                                                            DECEMBER 31,   DECEMBER 31,   -------------------
                                                                                1994           1993         1993       1992
                                                                            ------------   ------------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................................................   $ 21,145       $(73,258)    $(57,250)  $ (4,983)
Adjustments to reconcile net loss to net cash provided by (used for)
  operating activities:
  Depreciation, amortization and write-off of intangible assets............      5,217         34,494       18,528     13,543
  Charge for purchased research and development............................         --             --       19,051         --
  Provision for returns and doubtful accounts..............................     13,744         15,424        5,205      7,498
  Provision for product lines sold or discontinued.........................         --            710        2,989      4,198
  Loss (gain) on disposition of property and equipment and products........         --              7          874        144
  Other....................................................................         --          1,128       (1,341)       110
  Change in assets and liabilities --
    Accounts receivable....................................................    (17,193)        (7,290)      (1,543)   (10,364)
    Inventories............................................................     (4,763)           751        1,469     (2,136)
    Other current assets...................................................     (2,460)        (1,487)          78        634
    Other assets...........................................................      1,380            757       (1,277)      (540)
    Accounts payable and accrued expenses..................................    (10,594)         6,208       (2,418)     3,630
    Merger and reorganization accruals.....................................    (12,256)         7,201        6,954         --
    Accrual for legal settlements..........................................     (7,647)         6,367        3,050         --
    Deferred revenue.......................................................       (820)         2,766         (224)     1,013
    Deferred income taxes..................................................      3,496             --           --         --
    Other long-term obligations............................................         23            134         (318)      (280)
                                                                              --------       --------     --------   --------
NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES.......................    (10,728)        (6,088)      (6,173)    12,467
                                                                              --------       --------     --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for businesses acquired, net of cash...........................         --             --      (17,208)    (9,207)
  Purchases of property and equipment......................................     (5,514)        (1,130)      (2,931)    (2,845)
  Software development costs and purchased technology......................     (1,200)          (914)      (4,314)    (7,028)
  Royalty advances.........................................................         --             --         (237)      (850)
  Purchase of marketable securities........................................         --             --       (5,670)    (1,275)
  Proceeds from sale of marketable securities..............................         --          1,400        5,245        900
  Sale (purchase) of intangible assets.....................................         --          1,967       (3,732)    (9,393)
  Other....................................................................         --             --            5         38
                                                                              --------       --------     --------   --------
NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES.......................     (6,714)         1,323      (28,842)   (29,660)
                                                                              --------       --------     --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of stocks, options and warrants...................      8,852          3,582       36,434     29,743
  Redemption of Series B preferred stock...................................     (4,660)            --           --         --
  Sale (repayment) of debentures...........................................       (500)            --          500      6,589
  Borrowings under term notes and line-of-credit...........................      7,700          3,196        1,900      2,431
  Payments on term notes...................................................     (2,500)        (6,316)      (3,258)    (5,723)
  Payments on capital lease obligations....................................       (904)          (138)        (385)        --
  Other....................................................................         --             62         (290)       (97)
                                                                              --------       --------     --------   --------
NET CASH PROVIDED BY FINANCING ACTIVITIES..................................      7,988            386       34,901     32,943
                                                                              --------       --------     --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON NET CASH................................     (1,138)          (753)        (681)       675
                                                                              --------       --------     --------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS....................................    (10,592)        (5,132)        (795)    16,425
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........................     22,797         27,929       28,724     12,299
                                                                              --------       --------     --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................................   $ 12,205       $ 22,797     $ 27,929   $ 28,724
                                                                              ========       ========     ========   ========
SUPPLEMENTAL SCHEDULING OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued to purchase SMC......................................   $  6,815       $     --     $     --   $     --
Common stock issued to N.B.I., Lifetree, Cantax, PFS, Nova and others......         --             --          860      1,330
  Common stock issued for settlement of expenses...........................      2,275             27        1,094         --
  Accounts payable converted to long-term debt.............................         --             --          700         --
  Conversion of debt to equity.............................................      9,638            700           --      2,957
  Equipment acquired under capital leases..................................      1,475             60          360      1,269
  Common stock issued on conversion of Series A preferred stock............      3,000             --           --         --
  Dividend on Series A preferred stock settled by issuance of common
    stock..................................................................        300             --           --         --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid (refunded) during period for:
    Interest...............................................................   $  1,387       $  1,006     $  1,568   $  1,823
    Income taxes...........................................................       (254)         5,434        2,233       (353)

  (The accompanying notes are an integral part of these consolidated financial statements)

                           SOFTKEY INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Business

     SoftKey International Inc. (the "Company"), formerly WordStar International Incorporated ("WordStar"), develops, publishes and markets consumer software. The Company sells its products through mass merchants, office supply stores, software specialty stores, distributors, original equipment manufacturers
(OEMs), and to end users through direct mail. The Company also develops and distributes income tax software products and offers computerized processing of income tax returns in Canada.

     On January 27, 1994, WordStar changed its fiscal year to the 52 or 53 weeks ending nearest December 31. For clarity of presentation herein, all references to December 31, 1993 relate to balances as of January 1, 1994, the period from January 2, 1994 to December 31, 1994 is referred to as the "Year Ended December 31, 1994" and the period from July 4, 1993 to January 1, 1994 is referred to as the "Transition Period Ended December 31, 1993" or the "Transition Period".

     On February 4, 1994, WordStar completed a three-way business combination transaction (the "Three-Party Combination") with SoftKey Software Products Inc. ("Former SoftKey"), and Spinnaker Software Corporation ("Spinnaker") pursuant to a combination agreement dated as of August 17, 1993, as amended and restated (the "Combination Agreement"). WordStar was the surviving corporate entity and changed its name to SoftKey International Inc., and each of Spinnaker and a successor by way of amalgamation of Former SoftKey ("SoftKey Software") became wholly-owned subsidiaries of the Company. The accompanying financial statements, notes and supplemental schedules have been restated to reflect a 1-for-10 reverse split of the Company's common stock effective February 4, 1994. The Three-Party Combination was accounted for as a pooling-of-interests.

     On June 15, 1994 and July 5, 1994, respectively, the Company acquired Aris Multimedia Entertainment, Inc. ("Aris") and Compact Publishing, Inc. ("Compact"). Each of these combinations was accounted for using the pooling-of-interests method. The accompanying financial statements for years prior to the Year Ended December 31, 1994, do not include amounts related to Compact or Aris as they were deemed to be immaterial. On September 13, 1994, the Company acquired all the outstanding capital stock of Software Marketing Corporation ("SMC"). This transaction has been accounted for using the purchase method of accounting.

  Basis of Presentation

     Former SoftKey's balance sheets and statements of operations for the twelve months ended July 31, 1993 and 1992 have been combined with those of Spinnaker for the years ended June 30, 1993 and 1992 and those of WordStar for the year ended July 3, 1993 and June 30, 1992, respectively. The duplication in the Transition Period of Former SoftKey's net loss for the one month period ended July 31, 1993 of $595 has been adjusted by a credit to accumulated deficit in the Transition Period.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts and transactions have been eliminated.

  Revenue Recognition

     Revenues are primarily derived from the sale of software products and software licensing arrangements. Revenue from the sale of software products is recognized upon shipment, provided that no significant obligations remain outstanding and collection of the receivable is probable. Costs related to insignificant post

                           SOFTKEY INTERNATIONAL INC.

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- (CONTINUED)
shipment technical support and other obligations are accrued. Allowances for estimated returns are provided at the time of sale. The Company evaluates the adequacy of allowances for returns and bad debts primarily based upon its evaluation of historical and expected sales experience and by channel of distribution. Revenues from royalties pursuant to license arrangements is recognized as earned based upon performance or product shipments. Deferred revenues represent payments received prior to completion of the earning process.

  Cash Equivalents and Marketable Securities

     Cash equivalents are valued at cost, which approximates market value, and consist principally of commercial paper, bankers acceptances, short-term government securities and money market accounts. The Company considers all such investments having original maturities of less than 90 days to be cash equivalents. Marketable securities are industrial bonds and are valued at cost, which approximates market value.


  Inventories

     Inventories are stated at the lower of weighted average cost or net realizable value, and include third-party assembly costs, diskettes, manuals and an allocation of fixed overhead.


                                                        DECEMBER 31,     DECEMBER 31,   JUNE 30,
                                                            1994             1993         1993
                                                        ------------     ------------   --------
    Components........................................   $2,475           $1,140         $1,270
    Finished goods....................................    7,320            3,421          4,112
                                                         ------           ------         ------
                                                         $9,795           $4,561         $5,382
                                                         ======           ======         ======


  Property and Equipment

     Property and equipment are stated at the lower of cost, net of accumulated depreciation or net realizable value. Depreciation is calculated using accelerated and straight-line methods over the following useful lives:

        Building.............................  40 years
        Computer equipment...................  3-5 years
        Furniture and fixtures...............  3-5 years
        Leasehold improvements...............  Shorter of the life of the lease or the estimated useful life

  Goodwill

     Goodwill represents the excess of purchase price over fair market value of identifiable assets acquired. Goodwill of $22,920, net of amortization, at December 31, 1994, arose from the acquisition of the Canadian income tax software and tax return processing business in 1991 and is being amortized on a straight-line basis over 40 years. Goodwill of $9,131, net of amortization, arose as a result of the 1994 acquisition of SMC and is being amortized on a straight-line basis over 5 years. Goodwill has been presented net of accumulated amortization of $3,687, $2,502 and $2,322 as of December 31, 1994 and 1993 and June 30, 1993, respectively. The Company evaluates the carrying value of goodwill for possible impairment on an annual basis. Such evaluation compares current and anticipated net income from related operations to the unamortized goodwill balance and considers operating trends and other relevant factors. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at December 31, 1994.

                           SOFTKEY INTERNATIONAL INC.

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Other Assets

     Other assets, as detailed in Note 6, are carried at cost less accumulated amortization and are accounted for as follows:

     Software Development Costs -- Research and development costs are expensed as incurred. Development costs for new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. As discussed in Note 15, the Company changed its marketing strategy in connection with the Three-Party Combination, which resulted in a significant write-down of capitalized software development costs during the Transition Period Ended December 31, 1993. Consistent with the Company's revised marketing strategy, capitalized software development costs are being amortized on a straight-line basis over the estimated product life, generally twelve months. During the Years Ended June 30, 1993 and 1992, the Company had amortized capitalized software development costs generally over three years or based on the ratio of current revenues to total projected revenues, whichever was greater.

     Customer Lists -- Customer Lists are recorded at the lower of cost or net realizable value and are amortized on a straight-line basis over their estimated useful lives of two to five years.

     Technology Rights -- Technology Rights are recorded at the lower of cost or net realizable value and are amortized on a straight-line basis over their estimated useful lives of two to five years.

     Licenses and Source Codes -- Licenses are recorded at the lower of cost or net realizable value and are amortized over the life of the agreement. Purchased source codes are recorded at the lower of cost or net realizable value and are amortized on a straight-line basis over the expected useful life of the code, generally two to five years.

  Income Taxes

     Deferred tax liabilities and assets are determined based on the differences between the financial statement basis and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Effective July 4, 1993, the Company adopted Statement of Financial Accounting Standards No. 109. Prior to this date, the Company followed Accounting Principles Board Opinion No. 11 for income taxes. There were no material cumulative effects on the Company's financial statements of adopting the policy.

  Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period end exchange rates. Revenues and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments have been accumulated and are included as a separate component of stockholders' equity.

  Computation of Earnings Per Share

     Net income (loss) per share is computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period. Dilutive common stock equivalent shares consist of convertible debentures and notes, convertible Series A and Series B preferred stock and stock options and warrants using the treasury stock method. The computations do not include common stock equivalents where the effect would be antidilutive. Primary earnings per share computations differ from fully diluted earnings per share due to the exclusion of the dilutive effect of convertible debentures and notes plus the effect of using the average price of the Company's common stock versus the ending price in the treasury stock computation.

                           SOFTKEY INTERNATIONAL INC.

(2)  THREE-PARTY COMBINATION

     In connection with the Three-Party Combination, each Former SoftKey stockholder was entitled to receive, for each share held, .36 shares of the Company's common stock or .36 exchangeable Non-Voting Shares (the "Exchangeable Shares") of SoftKey Software Products Inc. ("SoftKey Software"), the successor by amalgamation to Former SoftKey. Upon completion of the Three-Party Combination, the Company issued Former SoftKey stockholders a total of 1,354,219 shares of common stock and 7,582,498 Exchangeable Shares. The Company also issued a special voting share (the "Voting Share") which has a number of votes equal to the number of Exchangeable Shares outstanding. The holder of the Voting Share is not entitled to dividends and shall vote with the common stockholders as a single class. The Exchangeable Shares may be exchanged for the Company's common stock on a one-for-one basis until February 4, 2005, at which time any outstanding Exchangeable Shares automatically convert to shares of the Company's common stock. Each share of Spinnaker common stock was converted into .1624 shares of the Company's common stock. In connection with the Three-Party Combination and the Spinnaker rights offering discussed in Note 11, the Company issued a total of 5,887,295 shares of common stock to the former Spinnaker stockholders. In addition, the Company issued 129,555 shares of common stock valued at $1,781 as payment for certain investment banking fees incurred in connection with the Three-Party Combination.


     The following information presents the operating results of WordStar, Spinnaker and Former SoftKey, as previously reported, for the periods preceding the merger and combined restated operating results to reflect the Three-Party
Combination:

                                                             FORMER                       COMBINED
                                 WORDSTAR     SPINNAKER     SOFTKEY      ELIMINATIONS     RESTATED
                                 --------     ---------     --------     ------------     --------
    Transition Period
      Revenues.................  $ 14,881     $  21,758     $  8,540       $ (3,534)      $ 41,645
      Net loss.................    (7,369)      (34,069)     (30,857)          (963)       (73,258)
    Year Ended June 30, 1993
      Revenues.................  $ 29,967     $  31,345     $ 50,142       $ (1,750)      $109,704
      Net loss.................   (27,484)      (22,648)      (5,845)        (1,273)       (57,250)
    Year Ended June 30, 1992
      Revenues.................  $ 50,100     $  30,017     $ 39,401             --       $119,518
      Net income (loss)........    (7,608)       (3,752)       6,377             --         (4,983)

     There were no adjustments to the above separate results to conform the separate entities in the application of generally accepted accounting principles.

(3)  OTHER ACQUISITIONS AND DISPOSITIONS

  Aris Multimedia Entertainment, Inc.

     On June 15, 1994, the Company acquired the outstanding capital stock of Aris in exchange for 462,822 shares of the Company's common stock. This acquisition has been accounted for as a pooling-of-interests. The accompanying financial statements for periods prior to the Year Ended December 31, 1994 do not include amounts for this acquisition as they were deemed to be immaterial.

  Compact Publishing Inc.

     On July 5, 1994, the Company acquired the outstanding capital stock of Compact in exchange for 409,407 shares of the Company's common stock. This acquisition has been accounted for as a pooling-of-interests. The accompanying financial statements for periods prior to the Year Ended December 31, 1994 do not include amounts for this acquisition as they were deemed to be immaterial.

                           SOFTKEY INTERNATIONAL INC.

(3)  OTHER ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)


  Software Marketing Corporation

     On September 13, 1994, the Company acquired the outstanding capital stock of SMC in exchange for 602,257 shares of the Company's common stock. Subsequent to the acquisition, 116,995 shares were repurchased by the Company for $1,485.
The transaction has been accounted for using the purchase method of accounting.
The purchase price was allocated as follows:

                                                                                    ESTIMATED
                                                                                     USEFUL
                                                                        DOLLARS       LIFE
                                                                        -------     ---------
    Tangible assets......................................               $ 1,001
    Intangible assets:
      Mailing list.......................................    $  125                  3 years
      Non-compete agreement..............................       420                  3 years
      Goodwill...........................................     9,610                  5 years
                                                             ------
                                                                         10,155
    Less: liabilities assumed............................                (3,837)
                                                                        -------
    Stock issued and cash paid, including transaction
      costs..............................................               $ 7,319
                                                                        =======

     The amounts allocated to intangible assets are being amortized on a straight-line basis over their respective estimated useful lives. This acquisition was deemed to be immaterial for presentation of pro forma information purposes.


  ZSoft Corporation

     In January 1993, the Company issued 441,808 shares of common stock in connection with the acquisition of ZSoft Corporation ("ZSoft"). The acquisition was accounted for as a pooling-of-interests. The accompanying financial information includes the accounts of ZSoft for all periods presented. Revenues and net losses of the separate companies for the periods preceding the acquisition are as follows:

                                                                          YEARS ENDED
                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1993         1992
                                                                     --------     --------
    Revenues:
      ZSoft........................................................  $  3,421     $  8,276
      All other entities...........................................   106,283      111,242
                                                                     --------     --------
      The Company..................................................  $109,704     $119,518
                                                                     --------     --------
    Net Loss:
      ZSoft........................................................  $ (2,548)    $ (2,700)
      All other entities...........................................   (54,702)      (2,283)
                                                                     --------     --------
      The Company..................................................  $(57,250)    $ (4,983)
                                                                     ========     ========

                           SOFTKEY INTERNATIONAL INC.

(3)  OTHER ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)


  Power Up Software Corporation

     In March 1993, the Company acquired the outstanding capital stock of Power
Up Software Corporation ("Power Up"). The acquisition was accounted for as a purchase. The Power Up catalog operation has been closed (see Note 15 -- Merger and Reorganization Related Costs). The purchase price was allocated as follows:

    Tangible assets..................................................             $ 10,477
    Identifiable intangible assets
      Mailing lists..................................................  $3,000
      Trademarks.....................................................   2,000
      Software rights................................................   1,800
                                                                       ------
                                                                                     6,800
    Purchased research and development expensed in 1993..............               14,051
    Less: liabilities assumed........................................              (12,796)
                                                                                  --------
    Cash paid and transaction costs..................................             $ 18,532
                                                                                  ========


     The following unaudited pro forma information reflects the combined results of operations of the Company and Power Up as if the acquisition had occurred on July 1, 1991, excluding the $14,051 non-recurring charge for purchased research and development recorded in the Year Ended June 30, 1993:

                                                                       PRO FORMA FOR THE
                                                                          YEARS ENDED
                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1993         1992
                                                                     --------     --------
                                                                          (UNAUDITED)
    Revenues.......................................................  $134,278     $153,618
    Net loss.......................................................   (43,757)      (3,257)
    Net loss per share.............................................     (3.33)        (.31)

  EasyTax Product Line

     During 1993, the Company sold the EasyTax product line for net proceeds of approximately $2,700 and recorded a loss on disposition of $710.


(4)  CHANGE IN FISCAL YEAR

     On January 27, 1994, the Company changed its fiscal year to the 52 or 53 weeks ending nearest December 31. For clarity of presentation herein, the transition period from July 4, 1993 through January 1, 1994 is referred to as the Transition Period Ended December 31, 1993. For comparative purposes, the following presents the unaudited results of operations for the six months ended
December 31, 1992:

                                                                              (UNAUDITED)
                                                                              -----------
        Revenues...........................................................     $60,076
        Net loss...........................................................      (9,482)
        Net loss per share.................................................        (.82)

                           SOFTKEY INTERNATIONAL INC.


(5)  PROPERTY AND EQUIPMENT

                                                      DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                          1994             1993           1993
                                                      ------------     ------------     --------
    Building, land and leasehold improvements.......    $  1,084         $    875       $    940
    Computer equipment..............................       8,420           12,014         11,100
    Furniture and fixtures..........................       4,905            3,686          5,385
    Equipment under capital leases..................       3,731            2,114          1,848
                                                      ----------        ----------      --------
                                                          18,140           18,689         19,273
    Less: accumulated depreciation..................      (8,815)         (12,211)       (11,402)
                                                      ----------        ----------      --------
                                                        $  9,325         $  6,478       $  7,871
                                                      ==========        ==========      ========


(6)  OTHER ASSETS

                                                      DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                          1994             1993           1993
                                                      ------------     ------------     --------
    Intangible assets:
      Software development costs....................    $  8,798         $ 15,215       $ 17,655
      Trademarks and tradenames.....................          --            9,293         12,814
      Non-compete agreements........................         520               --             --
      Licenses and source codes.....................          --            4,707          6,639
      Customer lists................................         425            3,000          3,026
      Technology rights.............................          --               --          4,962
                                                      ----------       -----------      --------
      Less: Accumulated amortization and                   9,743           32,215         45,096
      write-downs to net realizable value...........      (7,745)         (30,338)       (16,695)
                                                      ----------        ----------      --------
                                                           1,998            1,877         28,401
      Royalty advances..............................          --               --          1,299
      Other.........................................         449              508          4,559
                                                      ----------        ----------      --------
                                                        $  2,447         $  2,385       $ 34,259
                                                      ==========        ==========      ========


(7)  OTHER LONG-TERM OBLIGATIONS

                                                       DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                           1994             1993           1993
                                                       ------------     ------------     --------
    Accrued minimum royalties........................     $2,415           $3,752         $4,438
    Litigation accrual...............................         --               --          3,050
    Merger-and reorganization accruals...............        645            1,400             --
    Other............................................      4,258            2,302            686
                                                       ----------       ----------        ------
                                                          $7,318           $7,454         $8,174
                                                       ==========       ==========        ======

(8)  ROYALTY AGREEMENTS

     During 1992, the Company amended certain royalty arrangements. The parties agreed to fix the amount of future royalties and establish a schedule of specified lump-sum payments in lieu of previously specified royalty payments. The current portion of the present value of the future payments of $1,172 is included in current liabilities and the long-term balance of $2,415 is included in other long-term obligations at December

                           SOFTKEY INTERNATIONAL INC.

(8)  ROYALTY AGREEMENTS -- (CONTINUED)
31, 1994. The payments due for principal and interest in each fiscal year under the agreement are as follows: 1995 - $1,492, 1996 - $875, 1997 - $1,000, 1998 -
$750, and 1999 - $253.

(9)  REVOLVING LINE-OF-CREDIT

     On September 30, 1994, a wholly-owned subsidiary of the Company, SoftKey Inc., obtained a revolving line-of-credit (the "Line") allowing the Company to borrow up to $10,000 subject to certain eligible accounts receivable limits. Borrowings under the Line are due on July 1, 1996 and bear interest at the prime rate (8.5% at December 31, 1994) payable monthly. The Line is guaranteed by the Company and secured by a general security interest in the assets of SoftKey Inc. and of certain of the Company's subsidiaries and is subject to compliance with certain financial covenants. At December 31, 1994, the Company had used $7,700 of the available borrowing capacity under the Line.


(10)  LONG-TERM DEBT

                                                       DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                           1994             1993           1993
                                                       ------------     ------------     --------
    Convertible debt.................................     $    --         $ 10,114       $ 10,367
    Obligations under capital leases (Note 12).......       2,411            1,645          1,564
    9% Vendor note...................................          --              350            532
                                                          -------         --------       --------
                                                            2,411           12,109         12,463
    Less: current portion............................      (1,008)          (1,471)          (852)
                                                          -------         --------       --------
                                                          $ 1,403         $ 10,638       $ 11,611
                                                          =======         ========       ========

     During 1994, the outstanding principal amount of Cdn$12,650 of convertible debentures were converted into an aggregate of 910,800 Exchangeable Shares. The $500 principal amount of 4% convertible note, included in convertible debt at December 31, 1993 and June 30, 1993, was repaid in July, 1994.


(11)  DEBT DUE RELATED PARTY AND PREFERRED STOCK

     Debt due related party consists of the following:

                                                       DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                           1994             1993           1993
                                                       ------------     ------------     --------
    14% notes......................................      $     --          $3,000         $3,500
    12% note.......................................            --              --          4,527
    12% convertible note...........................            --             776          1,400
    Term note......................................         1,928           2,892             --
    Accrued interest...............................           195              --            423
                                                         --------          ------         ------
                                                            2,123           6,668          9,850
    Less: current portion..........................        (1,008)           (900)            --
                                                         --------          ------         ------
                                                         $  1,115          $5,768         $9,850
                                                         ========          ======         ======

  Related Party Debt and Series A Convertible Preferred Stock

     Phemus is affiliated with a major stockholder of the Company. On March 1, 1993, the Company borrowed $1,400 from Phemus pursuant to a 12% note which was convertible at any time into shares of common stock at $6.16 per share. In connection with this borrowing, the Company issued a warrant to

                           SOFTKEY INTERNATIONAL INC.

(11) DEBT DUE RELATED PARTY AND PREFERRED STOCK -- (CONTINUED)
Phemus for the purchase of up to 56,840 shares of common stock for $6.16 per share. In August 1993, Phemus converted $700 into 113,680 shares of common stock and exercised the warrants discussed above. The Company issued a term note in August 1993 for $2,892 of which $900 was prepaid in October 1994, and the remainder is payable in two equal annual installments commencing February 4, 1995, bearing interest at the Adjusted Applicable Federal Rate (5.48% at December 31, 1994). In November 1994, the $776 convertible note was converted into 126,088 shares of the Company's common stock.

     On November 25, 1992, Phemus and the Company agreed to convert $3,000 outstanding under a 14% Credit Agreement into 3,000,000 shares of Series A convertible preferred stock, subject to stockholder approval. This amount was classified as long-term debt at June 30, 1993 and December 31, 1993. The conversion of the debt was effected on February 4, 1994.

     In connection with the Three-Party Combination, the Company authorized 5,000,000 shares and issued 3,300,000 shares of Series A convertible preferred stock, par value $.01 per share (the "New Series A Stock"), in exchange for all of the then outstanding shares of Series A preferred stock, including the dividend payable on December 7, 1993. In November 1994, the 3,300,000 shares of New Series A Stock were converted into 267,960 shares of the Company's common stock.

  Series B Preferred Stock

     During 1993, the Company sold 5,000,000 shares of Series B convertible preferred stock (the "Series B Stock") and 381,640 shares of common stock and agreed to issue 24,360 supplemental shares of common stock to Phemus for $23,000, the fair market value of the stock at the time of the transaction. Each share of Series B Stock was redeemable by the Company for $4.60, plus accrued dividends, and each share was convertible into .072 shares of the Company's common stock. Commencing September 30, 1993, the holder of each share was entitled to a special quarterly dividend of .0175 shares of Series B Stock for each share of Series B Stock held on such a date. Prior to redemption on February 4, 1994, total accrued dividends of $812 were settled by issuance of 87,931 shares of common stock.

     Concurrent with the Three-Party Combination, the Company effected a rights offering to the Spinnaker shareholders in satisfaction of its commitment to Phemus under the Series B Stock Purchase Agreement (the "Series B Agreement"). The rights offering allowed Spinnaker stockholders to purchase a total of approximately 2,492,000 shares of the Company's unregistered common stock at a price of $9.24 per share. Phemus committed to purchase one-half of the common shares offered, plus any common stock not purchased in the rights offering by other Spinnaker shareholders. Additionally, the Company issued 89,320 additional shares of common stock to Phemus in exchange for its guarantee to purchase shares of common stock in the rights offering. The proceeds of the rights offering were used to redeem the Series B Stock. In connection with the rights offering, the Company sold 2,073,878 shares of common stock to Phemus and 504,479 shares to other Spinnaker stockholders.

(12)  COMMITMENTS AND CONTINGENCIES

  Competition Act Inquiry (Canada)

     On June 10, 1994, the Director of Investigation and Research under the Competition Act (Canada) (the "Act") commenced an inquiry in Canada under the non-criminal, reviewable practices provisions of the Act respecting the activities of SoftKey Software in the tax preparation software business in Canada. On June 28, 1994, a court order requiring SoftKey Software, along with other companies in the Canadian tax preparation software business, to produce certain documents and information respecting the Canadian tax preparation software industry was issued by the Federal Court of Canada Trial Division. SoftKey Software has had discussions with the staff of the Canadian Bureau of Competition Policy and is currently cooperating to

                           SOFTKEY INTERNATIONAL INC.

(12) COMMITMENTS AND CONTINGENCIES -- (CONTINUED) provide the documents and information specified in the order. At this time no formal application has been made seeking a remedy under the Act. Management does not currently expect that the outcome of this inquiry will have a material adverse effect on the Company.

  Other Litigation

     The Company is a defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its business. Management does not expect the Company to suffer any material liability by reason of such actions.

  Lease Obligations

The Company leases office facilities and equipment under operating and capital leases. Rental expense for operating leases was approximately $1,756 for the Year Ended December 31, 1994, $1,770 for the Transition Period, $4,013 and $3,410 for the Years Ended June 30, 1993 and 1992, respectively. On January 5, 1995, the Company entered into a new lease for head office facilities in Cambridge, MA for the period April 1, 1995 to December 31, 2001.


     Future annual payments under capital and operating leases are as follows:

                                                              CAPITAL LEASES     OPERATING LEASES
                                                              --------------     ----------------
    1995....................................................     $  1,164            $  3,015
    1996....................................................          960               2,727
    1997....................................................          369               2,208
    1998....................................................          124               2,153
    1999....................................................           67               2,087
    Thereafter..............................................           --               4,672
                                                                 --------            --------
                                                                    2,684            $ 16,862
                                                                                     ========
    Less: interest..........................................         (273)
    Less: current portion...................................       (1,008)
                                                                 --------
                                                                 $  1,403
                                                                 ========

(13)  COMMON STOCK

     At December 31, 1994, the Company has reserved for issuance approximately 3,542,981 shares of its common stock related to options and warrants. On February 4, 1994, the board of directors and stockholders approved a 1-for-10 reverse stock split. All share and per share data have been retroactively restated to reflect the reverse stock split. In connection with the Three-Party Combination, the Company reserved at December 31, 1994, 4,104,978 shares of its common stock for issuance related to the Exchangeable Shares. The Exchangeable Shares are represented by the one share of Special Voting Stock.

(14)  STOCK OPTIONS AND WARRANTS

  Stock Option Plans

     Long Term Equity Incentive Plan

     The Company has a Long Term Equity Incentive Plan (the "LTIP"). The LTIP allows for incentive stock options, non-qualified stock options and various other stock awards. Administration of the LTIP is conducted by the Company's compensation committee. The administrator determines the amount and type of

                           SOFTKEY INTERNATIONAL INC.

(14) STOCK OPTIONS AND WARRANTS -- (CONTINUED) option or award and terms and conditions and vesting schedules of the award or option. Upon a change of control, as defined, awards and options then outstanding become fully vested, subject to certain limitations.

     As of February 4, 1994, in connection with the Three-Party Combination, outstanding Spinnaker and Former SoftKey stock options became options to purchase common stock of the Company under the LTIP, upon terms and conditions equivalent to those that were applicable to such Spinnaker and Former SoftKey stock options. On July 28, 1994 the Board of Directors of the Company amended the LTIP, subject to stockholder approval, to increase the maximum number of shares of common stock issuable thereunder to 5,000,000. The total number of shares of common stock reserved and available for issuance under the LTIP at December 31, 1994 was 5,000,000 shares, 2,000,000 of which remained available for grant.

     Non-Employee Director Stock Option Plan

     On April 26, 1994, the Board of Directors approved a non-employee director stock option plan (the "Non-Employee Director's Plan"). The Non-Employee Director's Plan provides for an initial grant of 20,000 options at fair market value to be issued to each non-employee director who first became a director of the Company after February 1, 1994. The maximum number of common shares issuable under the Non-Employee Director's Plan is 500,000, of which 380,000 remain available for grant at December 31, 1994. Options granted to non-employee directors are 100% exercisable at the time of grant and are exercisable for a period of 10 years from date of grant.


     The following table summarizes the stock option activity under the LTIP and the Non-Employee Director Stock Option Plan:

                                              YEAR ENDED                        YEAR ENDED
                                             JUNE 30, 1992                     JUNE 30, 1993
                                     -----------------------------     -----------------------------
                                      SHARES            PRICE           SHARES            PRICE
                                     ---------     ---------------     ---------     ---------------
Outstanding, beginning of period...  1,130,203     $1.11 - $376.91     1,289,476     $1.11 - $376.91
Granted............................    721,981      3.85 -   53.75       598,146      8.07 -   36.01
Exercised..........................   (428,713)     1.11 -   20.99      (141,697)     1.11 -   29.49
Canceled...........................   (133,995)     1.11 -   53.75      (291,934)     2.28 -   32.33
                                     ---------     ---------------     ---------     ---------------
Outstanding, end of period.........  1,289,476     $1.11 - $376.91     1,453,991     $1.11 - $376.91
                                     =========     ==============      =========     ===============

                                        TRANSITION PERIOD ENDED                 YEAR ENDED
                                           DECEMBER 31, 1993                 DECEMBER 31, 1994
                                     -----------------------------     -----------------------------
                                      SHARES            PRICE           SHARES            PRICE
                                     ---------     ---------------     ---------     ---------------
Outstanding, beginning of period...  1,453,991     $1.11 - $376.91     1,999,203     $1.11 - $376.91
Granted............................    633,965      8.47 -   22.34     1,287,707      8.47 -   18.00
Exercised..........................     (3,883)     2.28 -   20.99      (513,078)     1.11 -   21.61
Canceled...........................    (84,870)     3.85 -   32.33      (173,852)     1.11 -  376.91
                                     ---------     ---------------     ---------     ---------------
Outstanding, end of period.........  1,999,203     $1.11 - $376.91     2,599,980     $2.39 - $ 32.33
                                     =========     ==============      =========     ===============

     Options to purchase 2,043,357 shares of common stock were exercisable at December 31, 1994.

  Other Options and Warrants

     In January 1993, the Company completed a private placement of 209,820 units, consisting of 209,820 shares of common stock and common stock warrants resulting in approximately $4,100 in net proceeds. The warrants entitle the holders to purchase a total of 209,820 shares of common stock at per share of $23.75. In

                           SOFTKEY INTERNATIONAL INC.

(14)  STOCK OPTIONS AND WARRANTS -- (CONTINUED)
March 1993, the Company completed a private placement of 270,000 units, exercisable into 270,000 shares of common stock and common stock warrants resulting in approximately $6,100 in net proceeds. The warrants entitle the holders to purchase 270,000 shares of common stock at a per share price of $25.00 through March 25, 1996. In connection with this transaction, the Company issued warrants for the purchase of 22,500 shares of common stock at $25.00 per share for consideration of certain investment banker fees. During 1993, the Company issued a warrant expiring June 30, 1999 for the purchase of 121,800 shares of common stock at an exercise price of $6.16 per share. In August 1992, the Company issued warrants to purchase 10,000 shares of common stock at $45.00 per share.

(15)  MERGER AND REORGANIZATION RELATED COSTS

     In connection with the Three-Party Combination, the Company terminated approximately 220 employees and closed the WordStar headquarters in Novato, CA; the Former SoftKey retail operations in Boca Raton, FL; the corporate head office of Former SoftKey in Toronto, Canada; the manufacturing facility of Spinnaker in Charlestown, MA and of Former SoftKey in Minneapolis, MN; and the Power Up catalog operation in San Mateo, CA. During 1994, in connection with the acquisitions of Aris and Compact, the Company terminated approximately 10 employees, closed the Aris facility and incurred certain investment banking and professional fees related to the Compact and Aris acquisitions. In addition, during 1994 the Barbados operations were closed, resulting in the termination of 10 employees.

     Merger and reorganization costs were expensed as incurred or were recorded when it became probable that the transaction would occur and the expense could be reasonably estimated.


     Merger and Reorganization costs as shown in the accompanying statements of operations are as follows:

                                                                   TRANSITION         YEARS ENDED
                                                  YEAR ENDED      PERIOD ENDED          JUNE 30,
                                                 DECEMBER 31,     DECEMBER 31,     ------------------
                                                     1994             1993          1993        1992
                                                 ------------     ------------     -------     ------
Write-down of intangible assets................     $   --           $22,893       $ 6,474     $   --
Professional fees and other transaction
  costs........................................        636             8,705         3,424         --
Employee severances............................        163             4,429         3,975        675
Termination of leases..........................         98             1,533         2,792         --
Write-down of inventories and fixed assets.....         --               362         2,296        715
Other..........................................        182             1,022         2,001         --
                                                    ------           -------       -------     ------
                                                    $1,079           $38,944       $20,962     $1,390
                                                    ======           =======       =======     ======

     Merger and reorganization costs in the Year Ended December 31, 1994 related to the acquisitions of Aris and Compact and the closure of the Barbados operation. Professional fees in 1994 were for investment banking, accounting and legal fees incurred in connection with the Aris and Compact transactions. These costs were substantially paid prior to December 31, 1994. Severance costs relate to termination of employees occurring in connection with the acquisitions of Aris and Compact and the closing of the Barbados location. The employee terminations were substantially in the areas of product development and sales and marketing. A total of 20 employees were terminated by December 31, 1994. At December 31, 1994, $54 of severance costs remained to be paid to the employees in accordance with the severance plan. The remaining employee severance payments are expected to be paid prior to December 31, 1995.

     The charges during the Transition Period and the Year Ended June 30, 1993, relate to the Three-Party Combination except for $2,038 expensed during the year ended June 30, 1993, which related to the acquisition of ZSoft. The remaining accrued liabilities for these costs are $2,544, $15,555, and $6,954 at December 31,

                           SOFTKEY INTERNATIONAL INC.

(15)  MERGER AND REORGANIZATION RELATED COSTS -- (CONTINUED)
1994, 1993 and June 30, 1993, respectively. Merger and reorganization costs of $645 and $1,400 at December 31, 1994 and 1993, respectively, relate to amounts contractually due beyond the next fiscal year and are classified as Other Long-Term Obligations at year end.

     In connection with the Three-Party Combination, the Company decided to approach consumer software distribution through fixturing, specialty shelf space and direct merchandising and marketing with the retailer and customer. The new marketing strategy focused on new products, and an increase in the number of available offerings of consumer software and recognizes a reduction in product shelf life. The Company has also reduced its dependence on predominantly internally-developed products, and its new product introduction strategy includes a higher number of products originating from its external developer relationships through licensing contracts and acquisitions. As a result of the new marketing strategy, the Company decided to phase out certain brands, primarily the PFS: brand and recorded expenses of $14,811 in the Transition Period Ended December 31, 1993, related to write-downs of certain intangible assets, primarily capitalized software development costs, prepaid royalties, trademarks and technology rights. The Power Up catalog operation was closed and, as a result, the Company recorded a provision of $4,205 in the Transition Period Ended December 31, 1993 to reflect the write-down of certain trademarks and mailing lists to their net realizable value. The Company also recorded an expense of $3,877 in the Transition Period Ended December 31, 1993 to record the write-down of the Lansa license to its net realizable.

     The employee terminations in the Transition Period were primarily in the areas of product development, technical support, customer service, finance and administration. All employee terminations related to the Three-Party Combination were completed through December 31, 1994, and $3,866 of the $4,833 severance accrued for at December 31, 1993 has been paid in accordance with the plan. The remaining severance amounts will be substantially paid before December 31, 1995 in accordance with severance contract terms.

     Professional fees and other transaction costs relate primarily to investment banking, legal and accounting fees in connection with the acquisition of Aris and Compact in 1994, and the Three-Party Combination during the Transition Period. The amount accrued at December 31, 1993 of $5,954 includes $1,781 which was paid through the issuance of 129,555 shares of common stock. All amounts were paid by December 31, 1994.

     Lease termination costs in 1994 relate to the closure of the operations in Barbados and the office facility in Marina del Rey, CA, the former Aris headquarters. Lease termination costs in 1993 represent costs associated with the closure of the Power Up catalog operations and the shutdown of the manufacturing facility in Charlestown, MA, in connection with the consolidation of the Company's production facilities. In addition, in the Transition Period, offices were vacated in Toronto, Boca Raton, Novato, and San Mateo. These facilities were consolidated in the Transition Period into one central location in Cambridge, MA. The amount accrued at December 31, 1993 for lease termination costs was $2,254 of which $1,341 has been paid through December 31, 1994, and the balance is expected to be substantially settled before December 31, 1995.

     In connection with the consolidation of the facilities described above, the Company also recorded write-downs of certain fixed assets to net realizable value totaling $320 and $2,296 in the Transition Period Ended December 31, 1993, and in the Year Ended June 30, 1993, respectively, as they were no longer used in the ongoing operations of the Company.

                           SOFTKEY INTERNATIONAL INC.


(16)  INCOME TAXES

     The Company's income (loss) before income taxes consists of the following:

                                                                TRANSITION           YEARS ENDED
                                               YEAR ENDED      PERIOD ENDED           JUNE 30,
                                              DECEMBER 31,     DECEMBER 31,     ---------------------
                                                  1994             1993           1993         1992
                                              ------------     ------------     --------     --------
United States...............................    $ 13,734         $(39,210)      $(46,571)    $(10,396)
Foreign.....................................      11,472          (30,591)       (10,576)       8,301
                                                --------         --------       --------     --------
                                                $ 25,206         $(69,801)      $(57,147)    $ (2,095)
                                                ========         ========       ========     ========


     The provision for income taxes consists of the following:

                                                                  TRANSITION        YEARS ENDED
                                                 YEAR ENDED      PERIOD ENDED        JUNE 30,
                                                DECEMBER 31,     DECEMBER 31,     ---------------
                                                    1994             1993         1993      1992
                                                ------------     ------------     ----     ------
    Current income taxes:
      Federal.................................     $   70           $   --        $ --     $  (18)
      State...................................         50               80          24        175
      Foreign.................................         --            3,377         105      2,731
                                                   ------           ------        ----     ------
                                                   $  120           $3,457        $129     $2,888
                                                   ------           ------        ----     ------
    Deferred income taxes:
      Federal.................................     $   --           $   --        $ --     $   --
      State...................................         --               --          --         --
      Foreign.................................      3,941               --         (26)        --
                                                   ------           ------        ----     ------
                                                   $3,941           $   --        $(26)    $   --
                                                   ------           ------        ----     ------
                                                   $4,061           $3,457        $103     $2,888
                                                   ======           ======        ====     ======

     Deferred taxes result from timing differences in the recognition of certain items for income tax and financial reporting purposes. The source of these differences and the tax effects are primarily from tax depreciation and certain allowances and reserves not deductible in the current period.


     The reconciliation between the Company's income tax benefit (provision) and that calculated at the statutory federal tax rate is as follows:

                                                                 TRANSITION
                                                YEAR ENDED      PERIOD ENDED     YEARS ENDED JUNE 30,
                                               DECEMBER 31,     DECEMBER 31,     --------------------
                                                   1994             1993           1993        1992
                                               ------------     ------------     --------     -------
Tax benefit (provision) at statutory federal
  income tax rate (35% in 1994 and 34% in
  prior years)...............................    $ (8,822)        $ 23,843       $ 19,430     $   712
State income tax.............................         (50)             (80)           (24)       (175)
Net foreign earnings taxed at rates different
  than federal tax rate......................          74          (13,461)        (3,598)        235
Withholding tax on net foreign income........          --               --            (77)       (142)
Utilization of prior year tax benefits.......       4,737               --             --          --
Unrealized income tax benefit (provision)....          --          (13,759)       (15,834)     (3,518)
                                                 --------         --------       --------     -------
                                                 $ (4,061)        $ (3,457)      $   (103)    $(2,888)
                                                 ========         ========       ========     =======

                           SOFTKEY INTERNATIONAL INC.

(16)  INCOME TAXES -- (CONTINUED)
     Effective July 4, 1993, the Company prospectively adopted SFAS No. 109. The cumulative effect of this change in the method of accounting for income taxes was not material to the Company's consolidated financial statements.


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                                                   TRANSITION
                                                                  YEAR ENDED      PERIOD ENDED
                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1993
                                                                 ------------     ------------
    Deferred tax assets:
      (Current)
         Accounts receivable reserves..........................    $  4,260         $  3,556
         Other reserves and accruals...........................       1,564            2,467
         Restructuring expenditures............................         575            5,487
         Potential litigation costs............................         450            2,333
         Other.................................................         177              431
                                                                   --------         --------
                                                                   $  7,026         $ 14,274
                                                                   ========         ========
      (Non-current)
         Net operating losses and credits......................    $ 22,755         $ 31,487
         Software development..................................       2,015            4,292
         Package design costs..................................         383              302
         Fixed assets..........................................         377              736
         Other.................................................         116               --
         Interest..............................................          --              169
                                                                   --------         --------
                                                                   $ 25,646         $ 36,986
                                                                   ========         ========
    Total deferred tax asset...................................    $ 32,672         $ 51,260
    Less: valuation allowance..................................     (32,290)         (50,433)
                                                                   --------         --------
    Net deferred tax asset.....................................    $    382         $    827
                                                                   ========         ========
    Deferred tax liability:
      (Non-current)
         Fixed assets..........................................    $   (205)        $   (355)
         Foreign taxes.........................................      (3,941)              --
         Debenture costs.......................................        (177)            (149)
         Intangible assets.....................................          --             (295)
         Leases................................................          --              (28)
                                                                   --------         --------
      Total deferred tax liabilities...........................    $ (4,323)        $   (827)
                                                                   ========         ========

     The valuation allowance relates to uncertainties surrounding the recoverability of deferred tax assets. At December 31, 1994, the Company had worldwide net operating loss carryforwards and other tax benefits of approximately $100,000 for income tax purposes, expiring from year 1999 through 2009. The utilization of tax loss carryforwards is subject to annual limitations due to change in control and local country tax regulations.

                           SOFTKEY INTERNATIONAL INC.


(17)  GEOGRAPHIC INFORMATION

     The Company operates primarily in one business segment -- software for use with microcomputers. The following table presents information concerning the Company's North American, European and other operations during the Year Ended
December 31, 1994, the Transition Period Ended December 31, 1993 and the years ended June 30, 1993 and 1992:

                                      NORTH
                                     AMERICA      EUROPE       OTHER       ELIMINATIONS     CONSOLIDATED
                                     --------     -------     --------     ------------     ------------
DECEMBER 31, 1994
Revenue:
  Customers........................  $110,278     $11,422     $  1,093       $ (1,506)        $121,287
  Inter-company....................     3,006       2,172          (60)        (5,118)              --
                                     --------     -------     --------       ---------        --------
     Total.........................  $113,284     $13,594     $  1,033       $ (6,624)        $121,287
                                     ========     =======     ========       ========         ========
Income from Operations.............  $ 24,617     $ 1,096     $    482       $   (454)        $ 25,741
                                     ========     =======     ========       ========         ========
Identifiable Assets................  $ 89,131     $ 2,801     $   (146)      $   (971)        $ 90,815
                                     ========     =======     ========       ========         ========
TRANSITION PERIOD ENDED
  DECEMBER 31, 1993
Revenue:
  Customers........................  $ 38,585     $ 4,296     $  2,298       $ (3,534)        $ 41,645
Inter-company......................       502       1,164        1,994         (3,660)              --
                                     --------     -------     --------       ---------        --------
     Total.........................  $ 39,087     $ 5,460     $  4,292       $ (7,194)        $ 41,645
                                     ========     =======     ========       ========         ========
Loss from Operations...............  $(56,509)    $  (901)    $(10,799)      $   (848)        $(69,057)
                                     ========     =======     ========       ========         ========
Identifiable Assets................  $ 72,010     $ 1,812     $  5,407       $    105         $ 79,334
                                     ========     =======     ========       ========         ========
JUNE 30, 1993
Revenue:
  Customers........................  $ 94,964     $ 8,901     $  7,589       $ (1,750)        $109,704
  Inter-company....................     3,504       4,231        6,858        (14,593)              --
                                     --------     -------     --------       ---------        --------
     Total.........................  $ 98,468     $13,132     $ 14,447       $(16,343)        $109,704
                                     ========     =======     ========       ========         ========
Income (loss) from Operations......  $(54,010)    $(3,995)    $  2,300         (1,276)        $(56,981)
                                     ========     =======     ========       ========         ========
Identifiable Assets................  $115,970     $ 2,048     $  6,538       $  3,918         $128,474
                                     ========     =======     ========       ========         ========
JUNE 30, 1992
Revenue:
  Customers........................  $ 94,057     $16,605     $  8,856       $     --         $119,518
  Inter-company....................       178       8,264          679         (9,121)              --
                                     --------     -------     --------       ---------        --------
     Total.........................  $ 94,235     $24,869     $  9,535       $ (9,121)        $119,518
                                     ========     =======     ========       ========         ========
Income (loss) from Operations......  $ (5,226)    $ 1,745     $  3,082       $   (200)        $   (599)
                                     ========     =======     ========       ========         ========
Identifiable Assets................  $114,973     $ 6,279     $  6,018       $  5,592         $132,862
                                     ========     =======     ========       ========         ========

                           SOFTKEY INTERNATIONAL INC.

(17)  GEOGRAPHIC INFORMATION -- (CONTINUED)
     The Company conducts a portion of its operations outside the United States. At December 31, 1994, $4,288 of cash and cash equivalents predominantly denominated in Canadian dollars were subject to currency fluctuations. Sales and transfers between geographic areas are generally priced at market, less an allowance for marketing costs. No single customer accounted for greater than 10% of revenues for any of the periods presented.

(18)  OTHER INCOME (EXPENSE)

     During 1994, the Company settled a judgment issued by the Supreme Court of Australia commenced by Perfect Information Pty Limited. A reserve of $3,658 had been recorded to reflect the original amount of the judgment and related legal fees. In August 1994, the Company reached a revised settlement agreement with the plaintiff and agreed to pay a total of $2,400 in four equal installments. Accordingly, a reversal of the overaccrual of $1,096 was recorded in the Year Ended December 31, 1994.

     On September 30, 1994, the Company sold LANSA USA ("Lansa") to Insight Business Consultants Inc. ("Insight"), a company of which an executive officer of the Company is the majority shareholder (See Note 19 -- Related Party Transactions) in exchange for $650, which was paid through the forgiveness of $250 of amounts payable to Insight and $400 cash to be received in eight equal monthly installments. The Company has recognized a gain of $778 in 1994 related to the sale.

     During 1994, the Company entered into a settlement agreement with Computer Associates ("CA") with respect to an action, captioned Parsons Technology Inc.
v. Computer Associates which alleged that CA's tax preparation software package, CA-Simply Tax (previously known as EasyTax), infringed upon certain of Parson's copyrights. As a result of the sale of EasyTax to CA, SoftKey was required to indemnify CA for any loss it might suffer as a result of the Parson's litigation. The settlement agreement reached between the Company, CA and Parsons released the Company from its indemnification commitment in connection with the Parson's litigation. The Company has expensed a total of $900 in 1994, net of insurance proceeds, related to this settlement.

(19)  RELATED PARTY TRANSACTIONS

  Sale of Insight Operation

     In May 1993, the Company sold the Insight operations of its consulting division for $25 to an employee group, while retaining the sales and distribution rights for Lansa software. The employee group formed a new company, Insight Business Consultants Inc. ("Insight"), the president and majority shareholder of which is also an executive officer and stockholder of the Company. In connection with this sale, the Company recorded $1,101 of restructuring costs for termination of equipment and facility leases, employee severance, write-off of certain assets, transaction costs and operating losses until disposition. During the Year Ended December 31, 1994, the Company paid Insight $2,337 related to systems development and implementation services rendered under arms-length terms.

  Sale of Lansa

     On September 30, 1994, the Company sold its wholly-owned subsidiary Lansa to Insight in exchange for $650. Accordingly, the Company has recorded a gain on the sale of $778 in its results for the Year Ended December 31, 1994.

                           SOFTKEY INTERNATIONAL INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                        MARCH
                                                                         31,        DECEMBER 31,
                                                                         1995           1994
                                                                       --------     ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalent...........................................  $ 18,623       $ 12,205
  Accounts receivable, less allowances for returns and doubtful
     accounts of $7,588 and $6,744, respectively.....................    23,747         16,745
  Inventories........................................................     9,425          9,795
  Other current assets...............................................     4,891          8,247
                                                                       --------       --------
                                                                         56,686         46,992
Property and equipment, net..........................................     9,809          9,325
Goodwill, net........................................................    31,154         32,051
Other assets.........................................................     2,887          2,447
                                                                       --------       --------
                                                                       $100,536       $ 90,815
                                                                       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities...........................  $ 21,009       $ 29,455
  Current portion of long-term obligations...........................     2,920          2,016
                                                                       --------       --------
                                                                         23,929         31,471
LONG-TERM OBLIGATIONS................................................    15,039         17,536
DEFERRED INCOME TAXES................................................     4,323          4,323
                                                                       --------       --------
                                                                         43,291         53,330
                                                                       --------       --------
STOCKHOLDERS' EQUITY.................................................    57,245         37,485
                                                                       --------       --------
                                                                       $100,536       $ 90,815
                                                                       ========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           SOFTKEY INTERNATIONAL INC.


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
REVENUES..........................................................  $    41,004     $    35,304
COST OF REVENUES..................................................       12,461          12,410
                                                                    -----------     -----------
  GROSS MARGIN....................................................       28,543          22,894
                                                                    -----------     -----------
OPERATING EXPENSES:
  Sales, marketing and support....................................        8,714           6,499
  General and administrative......................................        5,391           5,963
  Research and development........................................        2,304           1,952
                                                                    -----------     -----------
                                                                         16,409          14,414
                                                                    -----------     -----------
OPERATING INCOME..................................................       12,134           8,480
INTEREST EXPENSE, NET.............................................          347             255
                                                                    -----------     -----------
INCOME BEFORE TAXES...............................................       11,787           8,225
PROVISION FOR INCOME TAXES........................................        1,768           1,934
                                                                    -----------     -----------
NET INCOME........................................................  $    10,019     $     6,291
                                                                    ===========     ===========
NET INCOME PER SHARE..............................................  $      0.45     $      0.33
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING.....................   22,376,000      19,986,000

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           SOFTKEY INTERNATIONAL INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................................  $10,019     $ 6,291
  Adjustments to reconcile net income to net cash used for operating activities:
     Depreciation and amortization.......................................    1,899         783
     Changes in operating assets and liabilities:
       Accounts receivable...............................................   (7,002)     (2,836)
       Accounts payable and accruals.....................................   (5,552)    (11,019)
       Merger and reorganization related accruals........................     (135)     (1,718)
       Other.............................................................     (514)      3,097
                                                                           -------     -------
                                                                            (1,285)     (5,402)
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets, net..........................................   (1,486)       (385)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital leases and long-term debt.............     (552)       (559)
  Redemption of Series B preferred stock.................................       --      (4,660)
  Issuance of common stock, net..........................................    9,368       5,470
                                                                           -------     -------
                                                                             8,816         251
                                                                           -------     -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH..................................      373          57
NET CHANGE IN CASH AND CASH EQUIVALENTS..................................    6,418      (5,479)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................   12,205      22,797
                                                                           -------     -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................  $18,623     $17,318
                                                                           =======     =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           SOFTKEY INTERNATIONAL INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The condensed consolidated financial statements for the three months ended March 31, 1995 and 1994 are unaudited and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of the results for the entire year ending December 31, 1995.

     The first quarter reporting period for 1995 ended on April 1, 1995 and the first quarter reporting period for 1994 ended on April 2, 1994. For clarity of presentation and comparison, the periods from January 1, 1995 to April 1, 1995 and from January 1, 1994 to April 2, 1994 are referred to as the "Three Months ended March 31, 1995" or the "First Quarter 1995" and "Three Months ended March 31, 1994" or the "First Quarter 1994," respectively, throughout these financial statements.

2.  GOODWILL

     Goodwill represents the excess of purchase price over fair market value of identifiable assets acquired. The Company evaluates the carrying value of goodwill for possible impairment on an annual and quarterly basis. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at March 31, 1995.


3.  LONG-TERM OBLIGATIONS

                                                                MARCH 31, 1995     DECEMBER 31, 1994
                                                                --------------     -----------------
Revolving line-of-credit......................................     $  7,700             $ 7,700
Related party debt............................................        1,928               2,123
Capital leases................................................        2,130               2,411
Accrued minimum royalties.....................................        2,260               2,415
Other.........................................................        3,941               4,903
                                                                  ---------           ---------
                                                                     17,959              19,552
Less: current portion.........................................       (2,920)             (2,016)
                                                                  ---------           ---------
                                                                   $ 15,039             $17,536
                                                                  =========           =========

4.  COMPUTATION OF EARNINGS PER SHARE

     Net income per share is computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period. Dilutive common stock equivalent shares consist of convertible debentures and notes, convertible Series A and Series B preferred stock in the First Quarter 1994 and stock options and warrants using the treasury stock method in both reporting periods. The computations do not include common stock equivalents where the effect would not be dilutive. Primary earnings per share computations do not materially differ from fully diluted earnings per share.

5.  COMMITMENTS AND CONTINGENCIES

  Competition Act Inquiry (Canada)

     On June 10, 1994, the Director of Investigation and Research under the Competition Act (Canada) (the "Act") commenced an inquiry in Canada under the non-criminal, reviewable practices provisions of the Act respecting the activities of SoftKey Software Products Inc. ("SoftKey Software") in the tax preparation software business in Canada. On June 28, 1994, a court order requiring SoftKey Software, along with other companies in the Canadian tax preparation software business, to produce certain documents and information respecting the Canadian tax preparation software industry was issued by the Federal Court of Canada Trial Division. SoftKey Software has had discussions with the staff of the Canadian Bureau of Competition Policy and is currently cooperating to provide the documents and information specified in the order. At this time no formal application has been made seeking remedy under the Act. Management does not currently expect that the outcome of this inquiry will have a material adverse effect on the Company.

OTHER LITIGATION

     The Company is a defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its business. Management does not expect the Company to suffer any material liability by reason of such actions.

===============================================================================

     No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

         --------------------------
             TABLE OF CONTENTS
         --------------------------

                                       Page
                                       ----
Available Information................    2
Documents Incorporated by
  Reference..........................    2
Prospectus Summary...................    3
Risk Factors.........................    5
Use of Proceeds......................    9
Price Range of Common Stock..........    9
Dividend Policy......................    9
Capitalization.......................   10
Selected Financial Data..............   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   12
Business.............................   26
Management...........................   34
Principal and Selling Stockholders...   36
Description of Capital Stock.........   37
Underwriting.........................   39
Legal Matters........................   40
Experts..............................   40
Index to Consolidated Financial
  Statements.........................  F-1

===============================================================================

===============================================================================

                                2,424,044 SHARES


                                    [LOGO]



                                 COMMON STOCK



                            ------------------------
                                   PROSPECTUS
                            ------------------------


                             MONTGOMERY SECURITIES


                          ADAMS, HARKNESS & HILL, INC.

                                CS FIRST BOSTON

                                 June   , 1995

===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the offering (all of which will be borne by the Company and not the Selling Stockholders), other than underwriting discounts and fees, are estimated as follows:

Securities and Exchange Commission Registration Fee...............................  $ 22,773
NASD Filing Fee...................................................................     7,104
The Nasdaq Stock Market Listing Fee...............................................    17,500
Printing and Engraving Fees.......................................................   125,000
Legal Fees and Expenses...........................................................   120,000
Accounting Fees and Expenses......................................................   200,000
State Securities Laws Fees and Expenses...........................................    12,000
Transfer Agent and Registrar's Fees and Expenses..................................     5,000
Miscellaneous.....................................................................   140,623
                                                                                    --------
Total.............................................................................  $650,000
                                                                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Underwriting Agreement (a form of which appears as Exhibit 1.1 hereto) provides for indemnification of the directors and officers of the Company in certain circumstances.

     Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 8 of the Company's Restated Certificate of Incorporation provides for elimination of directors' personal liability and indemnification as follows:

     "8. LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     8.1 ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section, by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     8.2 INDEMNIFICATION AND INSURANCE

     8.2.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to its fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     8.2.2 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

     8.2.3 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law."

     SoftKey has purchased directors' and officers' liability insurance which would indemnify the directors and officers of SoftKey against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.


ITEM 16.  EXHIBITS

EXHIBIT NO.                                       DESCRIPTION
- -----------     --------------------------------------------------------------------------------
     1.1        Form of Underwriting Agreement*
     2.1        Amended and Restated Combination Agreement by and among WordStar International
                Incorporated, SoftKey Software Products Inc., Spinnaker Software Corporation and
                SSC Acquisition Corporation dated as of August 17, 1993, as amended(1)
     5.1        Opinion of Neal S. Winneg regarding legality of securities being registered*
    23.1        Written consent of Coopers & Lybrand L.L.P.*
    23.2        Written consent of Arthur Andersen LLP*
    23.3        Written consent of KPMG Peat Marwick LLP*
    23.4        Written consent of Deloitte & Touche LLP*
    23.5        Written consent of Price Waterhouse LLP*
    23.6        Written consent of Neal S. Winneg (contained in the opinion filed as Exhibit
                5.1)
    24.1        Power of Attorney (included on the signature page of the Registration Statement)

- ---------------
  * Filed herewith.

(1) Incorporated by reference to schedules included in the Company's definitive Joint Management Information Circular and Proxy Statement dated December 27, 1993 (No. 33-73422).


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts on June 9, 1995.

                                          SOFTKEY INTERNATIONAL INC.

                                          By: /s/ MICHAEL J. PERIK
                                              ---------------------------------
                                              Michael J. Perik
                                              Chairman of the Board and Chief
                                                Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated. Each person whose signature appears below hereby authorizes Neal S. Winneg and R. Scott Murray and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith.

              SIGNATURE                                TITLE                         DATE
              ---------                                -----                         ----
/s/ MICHAEL J. PERIK                   Chairman of the Board and               June 9, 1995
- -------------------------------------  Chief Executive Office
Michael J. Perik                       (principal executive officer)

/s/ R. SCOTT MURRAY                    Chief Financial Officer                 June 9, 1995
- -------------------------------------  (principal financial and accounting
R. Scott Murray                        officer)

/s/ KEVIN O'LEARY                      President and Director                  June 9, 1995
- -------------------------------------
Kevin O'Leary

/s/ MICHAEL BELL                       Director                                June 9, 1995
- -------------------------------------
Michael Bell

/s/ ROBERT GAGNON                      Director                                June 9, 1995
- -------------------------------------
Rober Gagnon

/s/ ROBERT RUBINOFF                    Director                                June 9, 1995
- -------------------------------------
Robert Rubinoff

/s/ SCOTT M. SPERLING                  Director                                June 9, 1995
- -------------------------------------
Scott M. Sperling

                                 EXHIBIT INDEX

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
- -----------     ------------------------------------------------------------------------    ----
     1.1        Form of Underwriting Agreement*
     2.1        Amended and Restated Combination Agreement by and among WordStar
                International Incorporated, SoftKey Software Products Inc., Spinnaker
                Software Corporation and SSC Acquisition Corporation dated as of August
                17, 1993, as amended(1)
     5.1        Opinion of Neal S. Winneg regarding legality of securities being registered*
    23.1        Written consent of Coopers & Lybrand L.L.P.*
    23.2        Written consent of Arthur Andersen LLP*
    23.3        Written consent of KPMG Peat Marwick LLP*
    23.4        Written consent of Deloitte & Touche LLP*
    23.5        Written consent of Price Waterhouse LLP*
    23.6        Written consent of Neal S. Winneg (contained in the opinion filed as
                Exhibit 5.1)
    24.1        Power of Attorney (included on the signature page of the Registration
                Statement)

- ---------------
  * Filed herewith.

(1) Incorporated by reference to schedules included in the Company's definitive Joint Management Information Circular and Proxy Statement dated December 27, 1993 (No. 33-73422).

